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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 3 TO
SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Citizens Bancshares, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies: Common Stock
	(2)	Aggregate number of securities to which transaction applies: 5,714
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $145
	(4)	Proposed maximum aggregate value of transaction: $828,530
	(5)	Total fee paid: $67
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

CITIZENS BANCSHARES, INC.
841 West Main Street
Ville Platte, Louisiana 70586

January 9, 2004

Dear Shareholder:

        You are cordially invited to attend the special meeting of shareholders of Citizens Bancshares, Inc., on February 11, 2004 at 3:00 p.m., local time, at our main office, located at 841 West Main Street, Ville Platte, Louisiana.

        At the special meeting, you will be asked to approve and adopt an Agreement and Plan of Merger. The merger agreement provides for the merger of Citizens Bancshares with Citizens Interim Company, a wholly-owned subsidiary of Citizens Bancshares, with Citizens Bancshares surviving the merger in what is commonly referred to as a "going private" transaction. The proposed merger would reduce the number of shareholders of record to fewer than 300, allowing us to terminate the registration of our common stock under the Securities Exchange Act of 1934 and thereby avoid the significant costs and personnel time commitment required with being a public company.

        Under the terms of the merger agreement,

  •
  each share of common stock owned by a shareholder owning fewer than 60 shares of common stock as of the record date for the merger will be converted into cash in the amount of $145 per share; and

  •
  each share of common stock owned by a shareholder owning at least 60 shares as of the record date for the merger will remain outstanding and continue to represent one share of common stock.

        Because we have a large number of shareholders who own fewer than 60 shares, we expect that the number of shareholders of record will be reduced from 475 to approximately 223. However, because the shareholders who own fewer than 60 shares own in the aggregate approximately 5% of our issued and outstanding shares, we expect that the number of outstanding shares will be reduced only by approximately 5,714 shares.

        The board of directors believes that the merger agreement is in the best interests of our company and shareholders and unanimously recommends that shareholders vote "FOR" the approval of the merger agreement, which must be approved by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of our common stock present, in person or by proxy, at the special meeting of shareholders.

        We urge you to review carefully the enclosed proxy statement that describes the merger agreement in detail. Whether or not you plan to attend the special meeting, we urge you to sign, date and return the enclosed green proxy sheet as soon as possible in the enclosed postage-prepaid envelope supplied for your convenience. On behalf of our board of directors, we appreciate your cooperation and continued support.

Sincerely,
/s/ CARL W. FONTENOT
Carl W. Fontenot President

CITIZENS BANCSHARES, INC.
841 West Main Street
Ville Platte, Louisiana 70586

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD FEBRUARY 11, 2004

TO THE SHAREHOLDERS OF CITIZENS BANCSHARES, INC.:

        A special meeting of the shareholders of Citizens Bancshares, Inc. will be held on February 11, 2004 at 3:00 p.m., local time, at its main office, located at 841 West Main Street, Ville Platte, Louisiana, for the following purposes:

        1.     To consider and act upon a proposal to approve and adopt the Agreement and Plan of Merger by and between Citizens Bancshares, Inc. and Citizens Interim Company and the transactions contemplated by the agreement; and

        2.     To transact such other business as may properly come before the special meeting or any adjournment of the special meeting.

        The matters to be considered at the special shareholders' meeting are more fully discussed in the attached proxy statement, which we urge you to read carefully. A copy of the Agreement and Plan of Merger is included as Appendix A to the proxy statement. Dissenting shareholders who comply with the procedural requirements of the Business Corporation Law of the State of Louisiana will be entitled to receive payment of the fair cash value of their shares if the merger is effected upon approval by less than eighty percent of the total voting power of Citizens Bancshares, Inc. We have included a copy of the procedural requirements for dissenting shareholders as Appendix B to the proxy statement.

        We have fixed the close of business on January 2, 2004, as the record date for the shareholders' meeting. Accordingly, only shareholders of record as of that date are entitled to notice of, to attend and to vote at, the special meeting and any adjournment or postponement of the special meeting.

        Your vote is very important, and you are cordially invited to attend the meeting in person. However, whether or not you expect to attend the meeting in person, we urge you to sign, date and return the enclosed green proxy sheet at your earliest convenience. This will ensure the presence of a quorum at the meeting and that your shares are voted in accordance with your wishes. For your convenience, we have enclosed a self-addressed, stamped envelope for the return of your proxy. Your prompt response will help reduce proxy solicitation costs, which are paid for by the corporation. Sending in your proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your proxy is revocable at your option. You may revoke your proxy at any time before it is voted at the meeting in the manner described in the section of the proxy statement titled "The Special Meeting—How to vote by proxy," beginning on page 46 of the proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ CARL W. FONTENOT
January 6, 2004 Ville Platte, Louisiana	Carl W. Fontenot President

PROXY STATEMENT FOR THE SPECIAL MEETING
OF THE SHAREHOLDERS
OF CITIZENS BANCSHARES, INC.

        The board of directors of Citizens Bancshares, Inc. provides this proxy statement to you to solicit your vote on the approval of the Agreement and Plan of Merger, dated as of October 3, 2003, by and between Citizens Bancshares, Inc. and Citizens Interim Company, a newly-formed Louisiana corporation and wholly-owned subsidiary of Citizens Bancshares organized for the sole purpose of facilitating the proposed transaction.

        When we refer in this document to "Citizens Bancshares," "the Company," "our Company," "we," "our" and "us," we are referring to Citizens Bancshares, Inc. unless the context indicates otherwise. When we refer in this document to "the Bank" or "our banking subsidiary," we are referring to Citizens Bank unless the context indicates otherwise. When we refer in this document to the "interim company," we are referring to Citizens Interim Company unless the context indicates otherwise. Finally, when we refer in this document to "the merger agreement," we are referring to the Agreement and Plan of Merger, dated as of October 3, 2003, by and between Citizens Bancshares, Inc. and Citizens Interim Company.

        Under the merger agreement, the interim company will merge with and into Citizens Bancshares, with Citizens Bancshares surviving the merger. The merger agreement provides that each share of common stock owned by a shareholder who owns fewer than 60 shares of common stock as of the record date for the merger will converted into cash in the amount of $145 per share. Each share owned by a shareholder who owns at least 60 shares as of the record date for the merger will remain outstanding following the merger and will continue to represent one share of common stock.

        After the merger, we anticipate that we will have approximately 223 shareholders of record. As a result, we will terminate our registration under the Securities Exchange Act of 1934, as amended, and suspend the filing of annual and periodic reports with the Securities and Exchange Commission.

        The merger cannot occur unless the holders of at least two-thirds (2/3) of the issued and outstanding shares of our common stock present, in person or by proxy, at the special meeting of shareholders, approve the merger agreement. Accordingly, the board of directors has called a special meeting of our shareholders to consider and vote on the merger agreement on February 11, 2004 at 3:00 p.m., local time, at our main office, located at 841 West Main Street, Ville Platte, Louisiana.

        This document provides you with detailed information about the proposed merger and the special meeting. Please see the section titled "Where You Can Find More Information" on page 59 for additional information about Citizens Bancshares on file with the Securities and Exchange Commission.

        This proxy statement and proxy sheet are being mailed to shareholders of Citizens Bancshares beginning on or about January 9, 2004.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction, or passed upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

        You are not to construe the contents of this proxy statement as legal, business or tax advice. You should consult your own legal counsel, accountants, business advisors and tax advisors as to legal, tax, business and financial aspects of the merger.

        The date of this proxy statement is January 6, 2004.

(i)

TABLE OF CONTENTS

SUMMARY INFORMATION	1
SELECTED FINANCIAL INFORMATION	7
FORWARD-LOOKING STATEMENTS	8
SPECIAL FACTORS	8
Background of the merger	8
Purposes of and reasons for the merger proposal	15
Determination of the terms of the merger	16
Financial fairness	17
Funding the merger	28
Recommendation of our board of directors	29
Certain effects of the merger on the Company	34
Certain effects of the merger on our shareholders	37
U. S. federal income tax consequences of the merger	38
PRO FORMA CONSOLIDATED FINANCIAL INFORMATION	41
MARKET FOR SECURITIES AND DIVIDEND INFORMATION	44
THE SPECIAL MEETING	45
Date, time and place	45
Purposes of the meeting	45
Board of directors' recommendation	45
Record date	45
Solicitation of proxies	45
Adjournment and postponement	46
Votes needed for a quorum	46
Vote required to approve the merger	46
How to vote by proxy	46
Submission of shareholder proposals for the 2004 annual meeting	47
THE PROPOSED MERGER	47
Parties to the merger	47
Structure of merger	48
Conversion and exchange of stock certificates	50
Interest of certain persons in the merger	50
Dissenting shareholders	51
Conditions to consummation of the merger	52
Amendment or termination of the merger agreement	52
Representations and warranties	53
Effective time of the merger	53
Regulatory approvals	53
Expenses of the merger	54
Anticipated accounting treatment	54
Operations of the Company and the Bank following the merger	54
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS	56

(ii)

MANAGEMENT	57
General	57
Directors	57
Executive officers	58
Interim company	59
OTHER BUSINESS	59
WHERE YOU CAN FIND MORE INFORMATION	59
DOCUMENTS INCORPORATED BY REFERENCE	59

APPENDICES:
AGREEMENT AND PLAN OF MERGER	Appendix A
DISSENTERS' RIGHTS PROVISIONS	Appendix B
FAIRNESS OPINION OF NATIONAL CAPITAL, L.L.C.	Appendix C
NATIONAL CAPITAL COMPARABLE TRANSACTIONS.	Appendix D

(iii)

SUMMARY INFORMATION

        The questions and answers that follow highlight the material information included in this proxy statement and may not contain all of the information that is important to you. For a more complete understanding of the merger, you should read this entire document carefully, as well as the additional documents to which we refer you. The full text of the merger agreement is included as Appendix A to this proxy statement. For your convenience, we have directed your attention in parentheses to the location in this document where you can find a more complete discussion of each item listed below.

Why am I receiving this proxy statement?

        Our board of directors has determined that it is in the best interests of our Company and shareholders to terminate the registration of our common stock under the Securities Exchange Act of 1934, as amended, in what is commonly referred to as a "going private" transaction. Following the "going private" transaction, among other things, we would no longer be subject to the periodic reporting requirements of the Securities and Exchange Commission. To accomplish this objective, our board of directors has proposed a merger transaction by and between our Company and a newly-created Louisiana corporation and has called a special shareholders' meeting so that our shareholders may consider and vote on the proposed merger. This proxy statement contains important information about the merger and the special meeting.

  We urge you to read the entire proxy statement carefully.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Who are the parties to the proposed merger? (see page 47)

        Citizens Bancshares, Inc.    We are a Louisiana corporation and registered bank holding company, which owns all of the outstanding stock of Citizens Bank, a Louisiana state bank with its main office in Ville Platte, Louisiana.

        Citizens Interim Company.    The interim company is a shell Louisiana corporation and wholly-owned subsidiary of Citizens Bancshares organized solely for the purpose of facilitating this transaction. The interim company will merge with and into our Company and will cease to exist after the merger. The interim company has no significant assets, liabilities or shareholders' equity.

Why is the merger being proposed? (see page 15)

        Our board of directors believes that the merger is in the best interests of our Company, shareholders and banking community. The merger is being proposed primarily to enable us to reduce the total number of record shareholders to fewer than 300 persons, allowing us to terminate the registration of our common stock under the Securities Exchange Act and thereby avoid the significant costs and personnel time commitment necessary for compliance with the Securities and Exchange Commission's reporting requirements and the other additional material costs associated with being a reporting company. Our board of directors has determined that the management burden and costs associated with remaining a reporting company far outweigh any expected benefits.

        The merger would also serve as a source of liquidity for shareholders who own fewer than 60 shares of common stock. Although our common stock is registered with the Securities and Exchange Commission, there is no established trading market for our common stock, and no market is expected to develop for our common stock following the merger. The board believes that the merger presents an opportunity to provide those shareholders with a means to cash in their investment in our common stock easily, at a fair price and without transaction costs.

What are the basic terms of the merger transaction? (see page 48)

        The terms of the merger will be governed by the merger agreement by and between our Company and the interim company. Under the merger agreement,

  •
  each share of common stock owned by a shareholder owning fewer than 60 shares of common stock as of the record date for the merger will be converted into cash in the amount of $145 per share; and

  •
  each share of common stock owned by a shareholder owning at least 60 shares of common stock as of the record date for the merger will remain outstanding following the merger and will continue to represent one share of common stock. See the section titled "The Proposed Merger—Structure of merger," beginning on page 48 for further information regarding the basic structure of the merger transaction.

        As of the record date for the special meeting, approximately 223 of a total 475 record shareholders of the Company owned at least 60 shares of our common stock. For more information regarding the reasons that our board of directors set the ownership minimum at 60 shares, please see the section titled "The Proposed Merger—Structure of merger—Ownership minimum," beginning on page 49. The 223 shareholders who owned at least 60 shares on the record date owned approximately 95.03% of our issued and outstanding shares. The 252 shareholders who owned fewer than 60 shares owned approximately 4.97% of our issued and outstanding shares.

When will the Company determine whether I own the ownership minimum?

        The board of directors has fixed January 23, 2004 as the record date for the merger. On January 23, 2004, we will determine how many shares of common stock each shareholder owns and whether that shareholder owns the ownership minimum. Accordingly, if you wish to restructure your ownership interest or acquire additional shares of common stock from third parties to obtain the ownership minimum, you must do so by January 23, 2004. Transfers occurring subsequent to January 23, 2004 will not be taken into consideration for the purposes of determining the shares that will be converted into the cash merger consideration as a result of the merger.

        Please note that the record date for the merger, January 23, 2004, is not the same as the record date for the special meeting, January 2, 2004. The record date for the special meeting has been fixed to determine the shareholders who are entitled to notice of, to attend and to vote at the special shareholders' meeting while the record date for the merger has been fixed to determine the treatment of shares under the merger agreement.

May executive officers or directors of the Company have interests in the transaction that are different than mine? (see page 50)

        Our executive officers and directors may have interests in the transaction that are different from your interests as a shareholder, or relationships that may present conflicts of interest, including the following:

  •
  Each of our directors and executive officers owns of record at least 60 shares of our common stock and would retain his or her shares in the merger; and

  •
  As a result of the merger, shareholders who own at least 60 shares of our common stock (as do each of our executive officers and directors) will increase their percentage ownership interest in our Company as a result of the Company's purchase of shares held by shareholders who own fewer than 60 shares. Assuming the merger was completed as of the record date for the special meeting, the aggregate ownership percentage of our directors and executive officers would have increased from 25.17% to 26.49%.

How was the cash price for shares of our common stock determined? (see page 17)

        We retained National Capital, L.L.C., an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to assist our board of directors in determining a fair price for shares of our common stock. National Capital met with our board of directors on September 9, 2003, and made a presentation regarding valuation methodologies for transactions such as the proposed merger and discussed a range of values that it deemed appropriate for our common stock. Our board of directors considered the presentation made by National Capital, the factors underlying the range of values as presented by National Capital, and other factors that our board deemed relevant and set the value of the cash consideration to be received under the merger agreement at $145 per share.

        Subsequently, we engaged National Capital to evaluate the fairness, from a financial point of view, of the cash consideration to be paid under the terms of the merger agreement. National Capital issued an opinion, dated September 26, 2003, to our board of directors that the cash consideration to be received under the merger agreement was fair, from a financial point of view, to our shareholders, including those shareholders who are "unaffiliated shareholders" (i.e. shareholders other than officers, directors and 10% shareholders), those who would receive cash for their shares and those who would remain shareholders following the merger. We have attached a copy of the fairness opinion of National Capital as Appendix C to this proxy statement.

Are there special factors that I should consider in evaluating the proposed merger? (see page 8)

        Yes. In evaluating the merger, we urge you to carefully review the section titled "Special Factors," beginning on page 8 for a discussion of certain risks and other factors related to the proposed merger.

Am I entitled to dissenters' rights? (see page 51)

        If the merger is effected upon the approval of the holders of less than 80% of our outstanding common stock, you may dissent from the merger by following the procedures set forth in Section 131 of the Louisiana Business Corporation Law (La. Rev. Stat. §12:131) and receive the fair cash value of your shares of common stock. For more information regarding your right to dissent from the merger, please read the section titled "The Proposed Merger—Dissenting shareholders," beginning on page 51. We have also attached a copy of La. Rev. Stat. §12:131 as Appendix B to this proxy statement.

When will the merger be completed? (see page 53)

        We are working to complete the merger by the end of February 2004. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of our shareholders at the special shareholders' meeting and satisfy, or obtain a waiver of, a number of other conditions to the merger that are described more fully in the sections titled "The Proposed Merger—Conditions to consummation of the merger" and "—Regulatory approvals," beginning on pages 52 and 53, respectively.

What are the tax consequences of the merger to me? (see page 38)

        In general, if you remain a shareholder following the merger and do not receive any cash in the merger, we expect that the merger will be tax-free to you for federal income tax purposes. If you receive cash for your shares, you will likely recognize taxable gain or loss upon your receipt of cash. We describe the expected federal income tax consequences of the merger in more detail in the section titled "Special Factors—U. S. federal income tax consequences of the merger," beginning on page 38. You should consult with your own tax advisor to determine the particular tax consequences of the merger that are applicable to you.

Should I send in my stock certificates now if I own fewer than 60 shares? (see page 50)

        Do not send in your stock certificates now.    Upon completion of the proposed merger, we will send written instructions to you for use in exchanging your stock certificates for cash.

May the merger agreement be amended or terminated? (see page 52)

        Yes. The merger agreement may be amended or terminated at any time before the merger is completed upon the mutual written consent of the boards of directors of our Company and the interim company. With certain exceptions, additional shareholder action is generally not required.

What does the board of directors recommend? (see page 29)

        Our board of directors has unanimously approved the merger agreement and recommends that you vote "FOR" the proposal to approve the merger agreement and the transactions contemplated by the agreement. The board believes that the transaction is in the best interests of our Company and shareholders, and that the transaction is fair to all of our shareholders, including unaffiliated shareholders, those who will receive cash in the merger and those who will retain their shares following the merger. In reaching its decision to recommend and approve the merger proposal, the board considered a number of factors, including the valuation prepared by National Capital, L.L.C. See "Special Factors—Financial fairness" and "—Recommendation of our board of directors" beginning on pages 17 and 29, respectively.

How will the merger be funded? (see page 28)

        We expect to fund the cash merger consideration and merger-related expenses with our working capital, which is expected to come from (i) approximately $281,000 in cash on hand and (ii) the proceeds of a special dividend to be paid to us by the Bank, upon receipt of any required regulatory approval. Although the exact amount of the special dividend cannot be determined until the merger is completed, we would have paid an aggregate of approximately $828,530 to acquire the shares of our common stock held by shareholders owning fewer than 60 shares if the merger was completed as of the record date for the special meeting. In addition, we expect merger-related expenses to total approximately $98,500.

Will the merger affect the daily operations of the Company or the Bank? (see page 54)

        We anticipate that the merger will have little effect on the operations of our Company or the Bank, each of which will continue its existing operations in substantially the same manner as it now conducts them. In addition, the articles of incorporation and bylaws of the Company and the Bank will remain in effect and unchanged by the merger, and the current officers and directors of the Company and the Bank will continue to hold the positions each now holds. After the merger is completed, the Company and the Bank will continue to be regulated by the same bank regulatory agencies as before the merger, and the Bank's deposits will continue to be insured by the Federal Deposit Insurance Corporation.

        Other than as described in this proxy statement, neither the Company nor the Bank has any current plans to effect any extraordinary corporation transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its board of directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business. The shares of our common stock converted in the merger into the right to receive $145 in cash will, after the merger, be included in treasury stock and will be available for issuance in the future.

QUESTIONS AND ANSWERS ABOUT THE SHAREHOLDERS' MEETING

When and where is the special shareholders' meeting?

        The meeting will be held on February 11, 2004 at 3:00 p.m., local time, at our main office, located at 841 West Main Street, Ville Platte, Louisiana.

What is the purpose of the meeting?

        At the meeting, you will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger by and between Citizens Bancshares, Inc. and Citizens Interim Company and the transactions contemplated by the merger agreement.

How many votes do I have?

        You have one vote for each share of common stock you owned on January 2, 2004, the record date for the special meeting.

How many votes can be cast by all shareholders?

        As of January 2, 2004, 114,855 shares of common stock were issued and outstanding and held of record by 475 shareholders.

How many votes must be present to hold the meeting?

        A majority of the votes that can be cast, or at least 57,428 votes, must be present in person or by proxy to hold the meeting. Shares of our common stock that are represented at the special meeting in person or by a properly executed proxy (including shares that abstain or do not vote with respect to the merger proposal and broker non-votes) will be counted for purposes of determining whether a quorum exists.

        If a quorum does not exist, the special meeting will be adjourned until a quorum is obtained. Accordingly, we urge you to vote by proxy even if you plan to attend the special meeting, so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

How do I vote?

        You may vote by completing and returning a proxy or by voting in person at the meeting. We encourage you to attend the special meeting, and execution of the enclosed proxy will not affect your right to attend the meeting and vote in person. However, to ensure that your shares are voted in accordance with your wishes and that a quorum is present at the meeting so that we can transact business, we urge you to complete, sign and return the enclosed green proxy sheet to us as promptly as possible in the enclosed self-addressed, stamped envelope. Your prompt response will help reduce proxy solicitation costs, which are paid for by the Company.

        Voting by proxy.    If you vote by proxy, your proxy will be voted in accordance with your instructions. If you execute the proxy, but do not specify a choice on the merger proposal, your proxy will be voted in favor of the merger proposal at the special meeting. The board of directors does not know of any other matters to be presented for a vote at the special meeting. If any other matters unknown to us a reasonable time before this solicitation are properly brought before the special meeting, the persons named in the proxies, acting under the proxy, would have the discretion to vote on those matters in accordance with their best judgment. However, your proxy would not confer authority to the persons named in the proxies to vote to postpone or adjourn the special meeting.

        Voting in person.    If you attend the meeting, you may deliver your completed proxy sheet in person or you may vote by completing a ballot which will be available at the meeting.

Can I change my vote after I have mailed my signed proxy? (see page 46)

        Yes, you may change your vote by delivering to the Secretary of the Company, prior to the time that the proxy is voted:

  •
  a written, dated instrument stating that the proxy is revoked; or

  •
  a subsequent proxy that is signed by the person entitled to vote the shares.

        However, mere attendance at the special shareholders' meeting will not of itself revoke a proxy.

What if my shares are not registered in my name?

        If your shares are not registered in your name (i.e. they are registered in "street name" by a broker, bank or other nominee) and you intend to vote the shares in person at the special meeting, you will need additional documentation from the record holder evidencing your authority to vote the shares.

What happens if the meeting is postponed or adjourned?

        Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

What vote is required to approve the merger?

        The merger proposal must be approved by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of our common stock present, in person or by proxy, at the special meeting. As of the record date for the special meeting, our executive officers and directors owned beneficially in the aggregate 28,908 shares, or approximately 25.17% of our outstanding common stock. See the section titled "Security Ownership of Management and Certain Shareholders," beginning on page 56, for beneficial ownership information relating to our executive officers and directors. As of the date of this proxy statement, our directors and executive officers indicate that they intend to vote their shares in favor of the merger proposal.

        A majority vote of unaffiliated shareholders is not required to approve the merger proposal.

Who can help answer my questions?

        If you have any questions about the special shareholders' meeting or the merger, or if you need additional copies of the enclosed materials or proxy sheet, you should contact: Carl Fontenot, President, Citizens Bancshares, Inc. at 841 West Main Street, P. O. Box 598, Ville Platte, Louisiana 70586. The telephone number is (337) 363-5643.

What do I need to do now?

        After you have carefully read this proxy statement, please indicate on the green proxy sheet how you want to vote. Complete, sign, date and return the proxy sheet to us as soon as possible in the enclosed postage-prepaid return envelope so that your shares will be represented and voted at the special shareholders' meeting.

SELECTED FINANCIAL INFORMATION

        The following table sets forth selected historical financial information and other data about the Company at the dates and for the periods shown. The financial information for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 is derived from our audited consolidated financial statements. The financial information for the nine months ended September 30, 2003 and 2002 is unaudited. However, management believes that all necessary adjustments have been made to present fairly the unaudited financial information shown. Management is not aware of any factors that materially affect the comparability of the financial data among the periods shown. Historical results are not necessarily indicative of future results. There are no significant operations or assets of the Company that are not reflected in the financial data appearing below. This financial information is only a summary and should be read in conjunction with our consolidated financial statements and other financial information, including the notes to our financial statements, contained in our annual reports on Forms 10-KSB and quarterly reports on Forms 10-QSB for the periods described, each of which is incorporated by reference into this proxy statement. See "Documents Incorporated by Reference," beginning on page 59.

	For the nine months ended September 30,		For the year ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(dollars in thousands, except per share data)
Summary Income Statement Data:
Total interest income	$5,896	$6,155	$8,185	$8,778	$8,858	$7,958	$7,473
Total interest expense	2,489	2,904	3,805	5,230	4,979	4,451	4,220
Net interest income	3,407	3,251	4,380	3,548	3,879	3,507	3,253
Provision for loan losses	110	90	130	100	141	108	103
Non-interest income	625	585	832	913	787	730	625
Non-interest expense	2,348	2,174	3,052	2,950	2,823	2,572	2,354
Income (loss) before income taxes	1,574	1,572	2,030	1,411	1,702	1,557	1,421
Income tax expense	496	491	618	405	482	426	398
Net income (loss)	$1,078	$1,081	$1,412	$1,006	$1,220	$1,131	$1,023
Per Share Income Data:
Shares outstanding—end of period	114,855	114,855	114,855	114,855	114,855	114,855	114,902
Earnings per common share	$9.39	$9.41	$12.29	$8.76	$10.62	$9.85	$8.90
Cash dividends per share	N/A	N/A	$1.50	$1.35	$1.20	$1.00	$0.85
Book value per share	$138.67	$131.28	$132.15	$117.99	$108.83	$95.93	$90.33
Selected Balance Sheet Data:
Total assets	$150,466	$139,286	$142,367	$131,558	$118,650	$113,207	$105,124
Securities available for sale	51,554	42,037	47,075	37,809	28,258	25,568	26,513
Investment securities held to maturity	4,254	6,626	6,637	7,945	7,928	9,901	8,125
Loans, net of allowance for loan losses	72,912	70,549	68,056	65,149	63,595	58,842	52,119
Reserve for loan losses	1,349	1,226	1,250	1,177	1,129	1,029	1,001
Deposits	133,645	123,180	126,319	117,036	105,087	101,327	93,931
Shareholder's equity	$15,927	$15,078	$15,178	$13,552	$12,500	$11,018	$10,379
Performance Ratios:
Return on average shareholder's equity	9.24%	10.07%	9.83%	7.72%	10.38%	10.57%	10.32%
Return on average assets	0.98%	1.06%	1.02%	0.79%	1.02%	1.00%	0.98%
Avg. shareholders' equity to avg. assets	10.62%	10.57%	10.42%	10.17%	9.85%	9.43%	9.54%
Ratio of earnings to fixed charges	43.31%	37.22%	37.11%	19.24%	24.50%	25.41%	24.24%
Efficiency ratio	58.23%	56.67%	58.56%	66.13%	60.50%	60.70%	60.70%
Asset Quality Data:
Nonperforming assets to total assets	5.54%	5.99%	5.90%	5.92%	5.92%	6.01%	6.33%
Nonperforming loans to total loans	2.57%	2.35%	1.98%	2.88%	2.42%	2.20%	2.18%
Nonperforming loans to total equity	12.22%	11.25%	9.05%	14.08%	12.54%	11.94%	11.18%
Reserve for loan losses to nonperforming loans	70.70%	72.54%	90.98%	61.69%	72.07%	78.25%	86.29%
Reserve for loan losses to total loans	1.85%	1.74%	1.80%	1.77%	1.74%	1.72%	1.88%
Regulatory Capital Ratios:
Tier 1 leverage capital ratio (bank level only)	10.09%	10.29%	9.80%	9.90%	10.30%	9.60%	9.70%
Tier 1 risk-based capital ratio (bank level only)	20.96%	20.15%	20.30%	19.40%	18.00%	17.70%	18.00%
Total risk-based capital ratio (bank level only)	22.21%	21.40%	21.60%	20.60%	19.20%	19.00%	19.30%

FORWARD-LOOKING STATEMENTS

        This proxy statement includes various forward-looking statements about the Company and the Bank that are subject to risks and uncertainties. Forward-looking statements include information concerning our future financial performance, business strategy, projected plans and objectives.

        Statements preceded by, followed by or that otherwise include the words "anticipates," "believes," "estimates," "expects," "intends," "plans," "may increase," "may fluctuate" and similar expressions or future or conditional verbs such as "will," "should," "would" and "could" are generally forward-looking in nature and not historical facts. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement. You should understand that the following important factors, in addition to those discussed elsewhere in this proxy statement or in the documents that are referenced by this proxy statement, could affect our future results following the merger and could cause results to differ materially from those expected in such forward-looking statements:

  •
  the effect of economic conditions and interest rates on a local, state or national basis;

  •
  the performance of the businesses of the Company and the Bank following the merger;

  •
  the competitive pressures in the financial services industry;

  •
  the financial resources of, and products available to, competitors;

  •
  changes in laws and regulations to which the Company, the Bank, our customers, competitors and potential competitors are subject, including those related to banking, tax, securities, insurance and labor;

  •
  the loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels; and

  •
  opportunities that we may pursue following the merger.

        These forward-looking statements involve risks and uncertainties in addition to the factors described in the section titled "Special Factors," beginning on page 8. It is not possible to foresee or identify all such factors. You should consider the areas of risk described in this proxy statement in connection with any forward-looking statements that may be made by the Company or the Bank or anyone acting for either or both institutions. Except for any ongoing obligations to disclose material information under federal or state securities laws, we do not undertake any obligation to update any forward-looking statement, or to disclose any facts, events or circumstances after the date of this proxy statement that may affect the accuracy of any forward-looking statements. The safe harbor provisions of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, do not apply to the merger.

SPECIAL FACTORS

Background of the merger

        At the time that we formed our holding company in 1984, our total number of shareholders exceeded 500, triggering a requirement under the federal securities laws that we register our common stock under section 12(g) of the Securities Exchange Act. By registering our common stock, we became subject to a number of rules and regulations applicable to companies having a class of stock registered with the Securities and Exchange Commission, which are commonly referred to as "reporting companies."

        As a reporting company,

  •
  we are required to file annual reports with the Securities and Exchange Commission on Form 10-KSB, which include audited financial information, a comprehensive discussion of our financial condition and results of operations, disclosure regarding market risks, information about directors, executive officers and executive compensation, and a description of our business, properties and legal proceedings;

  •
  we are required to file quarterly reports with the Securities and Exchange Commission on Form 10-QSB, which include unaudited financial information for the quarter and year to date, a comprehensive discussion of our financial condition and results of operations for the period and year to date, disclosure regarding market risks, and a discussion of our legal proceedings;

  •
  we are required to file proxy statements and related materials as required by Regulation 14A under the Securities Exchange Act;

  •
  we are required to file other periodic reports with the Securities and Exchange Commission on Form 8-K to disclose certain other material developments;

  •
  we (along with our officers and directors) are subject to potential civil and criminal liability resulting from violations of the Securities Exchange Act;

  •
  we are required to file certain schedules and other documents with the Securities and Exchange Commission prior to repurchasing shares of our common stock, with certain exceptions; and

  •
  we are subject to a number of new requirements and obligations resulting from the Sarbanes-Oxley Act of 2002, including enhanced financial disclosures and requirements regarding the composition of the board of directors and other matters of corporate governance.

        The costs associated with compliance with the myriad of rules and regulations applicable to us as a reporting company comprise a material overhead expense. We expect that these costs will continue to increase and become more significant following the enactment of the Sarbanes-Oxley Act of 2002 and the regulations promulgated under the Act. These costs include:

  •
  legal expenses to review Securities and Exchange Commission filings and advise us with respect to compliance;

  •
  accounting fees;

  •
  costs of printing and mailing the Securities and Exchange Commission documents;

  •
  specialized software and other filing costs associated with Securities and Exchange Commission reports and other filings; and

  •
  directors' and officers' liability insurance premiums.

        In addition to the direct costs associated with compliance with Securities and Exchange Commission rules and regulations, we are also affected by indirect costs to our business associated with the diversion of employees from core banking operations to compliance activities. While these indirect costs are less susceptible to quantification, management believes these indirect costs are real and material.

        The direct and indirect costs of compliance with Securities and Exchange Commission rules and regulations and of being a reporting company have been increasing over the years, and we believe that they will continue to increase, in light of the Sarbanes-Oxley Act of 2002 and the additional rules and regulations promulgated by the Securities and Exchange Commission as a result of the Act. In particular, we expect accounting fees and insurance premiums paid by reporting companies to increase in the near future at a significantly higher rate than those paid by nonreporting companies.

        Management discussions.    Although management had informally discussed with an independent accounting firm the possibility of terminating our Securities Exchange Act registration prior to 2002, management began actively considering a transaction that would enable us to "go private" in early 2002. Although management had generally been aware of the burdens and purported benefits associated with remaining a reporting company, management believed that the costs of being registered with the Securities and Exchange Commission were likely to materially increase as a result of the corporate and regulatory environment at that time and that we had been realizing minimal benefit as a result of our status as a registered company. Furthermore, management believed that, in order to continue as a reporting company, our existing compliance programs would need to be updated.

        After initial discussions among management in early 2002, management met with our board of directors at its February 14, 2002 board meeting regarding a proposal to enable the Company to terminate its Securities Exchange Act registration. Although the board initially determined, after limited discussion, to introduce a proposal to "go private" at its 2002 annual shareholders' meeting, the board reconsidered its decision at its March 2002 board meeting and instead determined that management should consult with financial and legal advisors regarding the steps necessary to terminate its Securities Exchange Act registration before the board would make a final decision on the matter.

        During the spring of 2002, management contacted two law firms to discuss general issues related to terminating the registration of our common stock and the terms of a prospective engagement. Discussions continued with prospective counsel concerning possible structures, regulatory issues and legal costs associated with a "going private" transaction. At its May 14, 2002 board meeting, management discussed with the board the fact that the Company would have to reduce its shareholder base to below 300 in order to terminate its registration with the Securities and Exchange Commission. The board raised questions related to the procedure for accomplishing this and management presented certain questions to prospective counsel. Following discussions with counsel regarding certain of the legal and regulatory aspects of a proposed transaction, the board at its July 9, 2002 meeting determined to move forward with its consideration of a "going private" transaction.

        During the fall of 2002, management began reviewing the bank regulatory aspects of the proposed transaction. Management had certain discussions with prospective counsel regarding the bank regulatory issues that would result from the proposed transaction and commenced gathering and reviewing information necessary to determine what regulatory issues would be involved.

        At the January 14, 2003 board meeting, the board unanimously approved engaging Jenkens & Gilchrist, P.C., a law firm experienced with the representation of banks and their holding company in connection with mergers and acquisitions, "going private" transactions and other regulatory matters, to assist the board and management with certain legal and regulatory issues associated with a proposed transaction that would result in a termination of the Company's registration with the Securities and Exchange Commission. The board reviewed and approved the engagement letter of Jenkens & Gilchrist, P.C. at its March 11, 2003 board meeting.

        Following the March board meeting, management and corporate counsel discussed the proposed "going private" transaction in greater detail, including alternative structures for the proposed transaction and the regulatory aspects of the transaction. Management reviewed a shareholder list and determined that repurchasing the shares of common stock held by shareholders having fewer than 60 shares would enable us to reduce our shareholder base below 300 persons. Management also considered ownership minimums of 75 and 100 shares, respectively. See "The Proposed Merger—Structure of merger—Reasons for ownership minimum," beginning on page 49.

        In addition, management evaluated three alternative structures for reducing our shareholder base: a tender offer, a reverse stock split and a merger.

        Tender offer.    Management considered an issuer tender offer to repurchase shares of our outstanding common stock to reduce the number of shareholders to fewer than 300. However, management determined that the results of the tender offer would be unpredictable due to its voluntary nature. Moreover, because a tender offer would be voluntary, the board noted that the transaction could be more expensive and take significantly longer to complete than a merger, which could jeopardize our ability to terminate the registration of our common stock in a timely manner. Accordingly, management concluded that an issuer tender offer was not a preferred alternative for the proposed transaction.

        Reverse stock split.    Management also considered declaring a reverse stock split with cash payments for resulting fractional shares to reduce the number of shareholders to fewer than 300. The involuntary nature of a reverse stock split would give us assurances that the number of shareholders could be reduced to fewer than 300. However, although specific cost estimates were not prepared, management noted that a reverse stock split would likely require a significantly greater capital commitment to repurchase shares than would a merger because we would be required to pay cash for all fractional shares, including shares owned by those who would remain shareholders following the reverse stock split. In addition, unlike a merger, a reverse stock split would not provide shareholders with statutory appraisal rights under Louisiana law. See "The Proposed Merger—Dissenting shareholders," beginning on page 51. Accordingly, management concluded that a reverse stock split was not a preferred alternative for the proposed transaction.

        Merger.    Finally, management considered a merger transaction as a means to reduce the number of shareholders to fewer than 300. Management noted that the involuntary nature of the transaction would provide reasonable assurances that the number of shareholders would be reduced to fewer than 300 in a timely manner in a transaction that would provide shareholders with statutory appraisal rights under Louisiana law. In addition, a merger transaction would likely require a significantly smaller capital commitment to repurchase shares than would a reverse stock split. Accordingly, management concluded that a merger transaction was the most effective alternative to achieve the proposed objectives.

        Following this meeting, counsel discussed with management the bank regulatory issues associated with the merger transaction. Counsel explained that our repurchase of shares would trigger a regulatory filing with the Federal Reserve Bank of Atlanta as a result of the increase in percentage ownership by our largest shareholder group. In addition, counsel explained that regulatory approval would likely be required for the Bank to pay a dividend to fund the cash consideration necessary to repurchase the shares as a result of the merger. The board authorized counsel to work with our accountants to assist in the bank regulatory aspects of the proposed transaction.

        At the May 8, 2003 board of directors meeting, corporate counsel met with our board to discuss certain of the legal issues associated with "going private" transactions, including the benefits of, and burdens associated with, remaining a Securities and Exchange Commission reporting company. Counsel discussed the reporting requirements and our other obligations under the Securities Exchange Act, which are described in the initial paragraphs of this "—Background of the merger" section. In addition, counsel addressed generally each of the items discussed in the section titled "—Purposes of and reasons for the merger proposal," beginning on page 15. Corporate counsel also described a number of the additional requirements that are being or will be imposed upon us as a result of the Sarbanes-Oxley Act of 2002. Counsel explained generally the newly-enacted provisions relating to audit committees and our independent auditors as well as the increased exposure of our directors and executive officers to criminal and civil liability. Although the board of directors and management were generally aware of the costs associated with remaining a reporting company and the likelihood of cost increases, the actual costs were not presented to the board of directors in connection with its analysis.

        Following the discussion on the costs and benefits of remaining a reporting company, counsel explained that the merger transaction would be subject to the review of the Securities and Exchange Commission in the form of a Schedule 13e-3 filing. Counsel and our board of directors also discussed the fiduciary duties owed by the board of directors in the context of a transaction such as the proposed merger, including that the transaction be fair, procedurally and substantively, to all shareholders.

        Our board of directors met again on June 10, 2003 to discuss the proposed transaction. The board agreed with management's assessment that the burden on management and the expense of the Securities and Exchange Commission reporting and other filing obligations outweighed any benefit from being a reporting company. Accordingly, after further discussion, the board of directors unanimously resolved to move forward with the transaction to enable us to terminate the registration of our common stock. In addition, because of the minimal liquidity of, and the lack of an active trading market for, our common stock, the board authorized management to take the steps to interview independent financial advisors for the purpose of engaging a financial advisor to determine a value for our shares.

        At the August 12, 2003 board meeting, the board agreed to have a valuation of our common stock prepared to assist the board in determining a fair price for our common stock and to engage a financial advisor to assist the board on valuation methodologies and render a fairness opinion of the cash price determined by the board to be paid in connection with a proposed transaction. After considering the credentials of competing independent financial advisors and their respective principals, the board authorized the engagement of National Capital, L.L.C., an independent financial advisor experienced in the financial analysis and valuation of financial institutions, as the Company's independent financial advisor and directed National Capital to prepare a valuation of our common stock. Between the August 2003 board meeting and the date of the board's formal approval of the merger agreement, management engaged in telephone discussions with representatives of National Capital concerning the structure and timing of the proposed transaction, which were informational and not of a nature material to the advice of National Capital.

        The board of directors met again on September 9, 2003, to discuss the proposed transaction. The board agreed that the transaction should be structured as a merger and considered and agreed with management's analysis that an ownership minimum of 60 shares would enable the Company to reduce the number of shareholders to fewer than 300 persons.

        In addition, at the September 9, 2003 meeting, National Capital made a presentation to the board of directors regarding its valuation of our common stock and explained that the range of values appropriate for our common stock for the proposed transaction was $140 per share to $155 per share. As a part of its presentation, National Capital described the methodologies used in preparing the appraisal and explained the detailed procedures performed and the financial analyses supporting the range of values. The board members discussed the different factors involved in these procedures, and National Capital further clarified the assumptions utilized in its valuation. National Capital did not recommend a specific per share price to the board of directors, but did explain that a price below the quoted range might not be fair to those shareholders receiving cash and a price above the quoted range might not be fair to those shareholders who remain shareholders following the proposed transaction.

        Following these discussions, the board made a determination that $145 per share was a fair value to be paid for the shares of common stock to be purchased as a result of the merger. The selection of the $145 price was made for no other reason than that it was within the range of values submitted by National Capital and seemed to the board to balance the need to pay a price to the shareholders receiving cash that was high enough to be fair to those shareholders with the need to pay a price that was not so high as to be unfair to those shareholders who would remain shareholders following the proposed transaction. The board was also presented with and reviewed a draft of the proposed merger agreement, and the board considered other matters related to the proposed transaction.

        Following the board's deliberation with respect to the structure and terms of the proposed merger transaction, the board directed counsel to prepare and present, for the review of the board, a proxy statement and Schedule 13E-3 to be filed with the Securities and Exchange Commission. Thereafter, the board requested that National Capital render an opinion as to the fairness, from a financial point of view, of the cash merger consideration to our shareholders, including unaffiliated shareholders, those shareholders who would receive cash for their shares and those shareholders who would remain shareholders following the merger.

        On October 2, 2003, the board held a special meeting of the board of directors. At this meeting, the board considered National Capital's opinion, dated September 26, 2003, to the board of directors to the effect that the cash consideration to be paid in the merger transaction, $145 per share, is fair from a financial point of view to all of our shareholders, including those shareholders who are not directors or executive officers of the Company, those shareholders who would receive cash for their shares and those shareholders who would remain shareholders following the merger. In addition, at that meeting, our board of directors met to consider the draft of the proxy statement and the Schedule 13E-3. After its review and a discussion, the board unanimously approved the proxy statement and the Schedule 13E-3 and authorized management to make all necessary filings with the Securities and Exchange Commission with respect to the proposed transaction. The board also adopted resolutions authorizing management to seek shareholder approval at a special meeting called for the purpose for considering and approving the proposed merger agreement. After the board meeting, Carl Fontenot executed the merger agreement on behalf of the Company.

        Management has determined to pursue the "going private" transaction at this time, although it has been informally considering the proposed transaction since early 2002, because management has resolved all of the bank regulatory issues that were ancillary to the proposed transaction, has determined that it has adequately evaluated the alternatives to the proposed transaction and has concluded that the transaction continues to be in the best interests of our Company and all of our shareholders, including unaffiliated shareholders.

        In electing to submit the merger agreement to our shareholders for their approval and to recommend that shareholders vote to approve the merger proposal, the board unanimously determined that the merger proposal was fair to all of our shareholders, including unaffiliated shareholders, those shareholders who would receive cash for their shares and those shareholders who would remain shareholders following the merger. For further discussion on the factors considered by the board, see the section titled "—Recommendation of our board of directors," beginning on page 29. In making this determination, the board did not utilize the following procedural safeguards:

  •
  the merger transaction was not structured to require separate approval by a majority of the unaffiliated shareholders; and

  •
  the directors did not retain any unaffiliated representative to act solely on behalf of our unaffiliated shareholders for purposes of negotiating the terms of the merger transaction or to prepare a report regarding the fairness of the transaction.

        The board did not consider any other alternatives to the proposed transaction, including a possible sale of the Company for a number of reasons. First, no firm offers had been presented to the board and no determination had been made that such a sale would be in the best interests of our shareholders. In addition, our board of directors did not view a sale of the Company as a viable alternative because such a transaction would be inconsistent with the board's belief that it is in the best interest of our Company, our employees and the community that we serve to continue to operate as an independent banking organization. The objective of the proposed transaction was not intended to terminate our operations as an independent community banking organization, but rather to enhance the profitability of the Company by terminating our reporting obligations. Our board was under no legal obligation to solicit third party bids and was aware of no firm offers from interested parties at the time it considered the "going private" transaction. Finally, our directors, in their capacities as shareholders, and related parties, owned collectively a sufficient number of shares to prevent shareholder approval of any transaction, such as a merger, that would have caused the Company to cease to operate as an independent community banking organization. Accordingly, while the board believed that a sale of the Company could reasonably have been expected to result in cash consideration in excess of $145 per share, the board did not believe that a sale of the Company was a realistic prospect under the circumstances. Therefore, the board considered the $145 price to be paid in this transaction to be fair for the reasons described in the section titled "Financial fairness," beginning on page 17.

Purposes of and reasons for the merger proposal

        Our board of directors believes that the proposed merger is in the best interests of our Company, shareholders and banking community. The transaction is being proposed primarily to enable us to terminate the registration of our common stock under the Securities Exchange Act. The merger will also serve as a source of liquidity for shareholders who own fewer than 60 shares.

        Termination of registration.    The primary purpose of the proposed transaction is to enable us to terminate the registration of our common stock under the Securities Exchange Act, which the board believes will reduce expenses, save anticipated future costs and create shareholder value. We are aware that the advantages to being a reporting company, including potential investment liquidity and the possibility for use of company securities to raise capital or make acquisitions, may be important to some companies. However, we have not been in a position to take advantage of any of these benefits and do not expect to be in a position to do so in the foreseeable future.

        Despite the fact that we are a Securities and Exchange Commission reporting company, there is no active market for our common stock and our shareholder base is small as compared to the vast majority of all other reporting companies. Moreover, although we have 475 shareholders, approximately 71% of our common stock is owned by 48 shareholders. We utilize no market makers for our common stock and, as indicated by the number of bona fide sales of our common stock (see page 44), the trading volume in our common stock is low. All of these factors have contributed to, or are evidence of, the lack of liquidity in our common stock, and the liquidity of our common stock is not expected to increase in the foreseeable future. As a result of the illiquidity of our common stock, our ability to utilize our common stock as currency to raise capital or make acquisitions is extremely limited.

        As discussed above, we incur direct and indirect costs associated with compliance with the filing and reporting requirements imposed on public companies by the Securities and Exchange Commission. These costs include substantial indirect costs as a result of, among other things, the executive time spent to prepare and review such filings. Since we have relatively few executive personnel, these indirect costs can be substantial. Our direct and indirect costs related to being a reporting company were estimated to be approximately $71,700 during 2002, which consists of the following items:

Independent auditors	$29,500
Printing and mailing	$2,600
Legal and consulting fees	$24,900
Internal compliance costs	$14,700
Total	$71,700

        While management expects that we will realize immediate savings following the suspension of our reporting obligations with the Securities and Exchange Commission, management expects greater long-term benefits to be realized through our ability to avoid anticipated cost increases associated with our remaining a reporting company following the implementation of the Sarbanes-Oxley Act of 2002 and the regulations promulgated under the Act. For example, our accountants have informed us that we should expect an increase of approximately $20,000 in our accounting fees, as compared to 2002 fees paid, if we remain a reporting company because of significant increases in insurance, liability and other costs that would be incurred by their firm in connection with the provision of accounting services to a reporting company. Our insurance agents have indicated that we may experience an increase in liability premiums for directors' and officers' insurance coverage because of the increased exposure of our Company, officers and directors to civil liability under recently enacted securities laws, although management is not aware of the actual amount of the expected increase. We expect that legal and consulting fees would increase by approximately $10,000 annually, as compared to 2002 expenses, to retain securities counsel to advise us with respect to our continuing obligations as a reporting company and to review corporate communications.

        On the other hand, if we terminate the registration of our common stock, we would expect to realize substantial cost savings. We would expect our accounting fees to remain stable or slightly decrease, as compared to 2002 fees paid. Although we would continue to have audited financial statements prepared, accounting fees related to quarterly public reporting requirements would be eliminated. In addition, we would avoid the fee increases described above. Moreover, because substantially all of the legal and consulting fees paid in 2002 were associated with our status as a reporting company, we would expect to eliminate these expenses going forward. Likewise, because internal compliance costs were attributable solely to compliance with public reporting requirements, these costs would be expected to be eliminated.

        Finally, the projected reduction in the number of total record shareholders from 475 to approximately 223 will also result in reduced expenses and less burden on management because we will have approximately 47% of our current number of shareholders. The decrease in the number of shareholders reduces the volume of communications and amount of postage and related expenses associated with the issuance of dividend checks to, and other communications with, our shareholders. In addition, disclosure to the remaining shareholders would be substantially less complicated as a private company.

        Although the exact amount of savings anticipated is not calculable, management expects that the costs and expenses identified in the table above would be reduced in the aggregate by at least 50%. These savings will not begin to be realized until after the proposed transaction has been consummated and we make the appropriate filings with the Securities and Exchange Commission, which is expected to be no sooner than February 2004. In the board's judgment, the registration of our common stock under the Securities Exchange Act yields minimal advantages and, therefore, no sufficient justification exists for the continuing direct and indirect costs of registration with the Securities and Exchange Commission.

        Providing shareholder liquidity.    We also recognize that some of our shareholders owning fewer than 60 shares may desire to liquidate their investment in the Company. There is no established trading market for our common stock, and no market is expected to develop with respect to our common stock following the merger. Accordingly, our board of directors believes that the merger presents an opportunity for us to provide these shareholders with a means to cash in their investment in the Company easily, at a fair price and without transaction costs.

        We have obtained a range of value appraisal from an independent financial advisor experienced in the financial analysis and valuation of financial institutions to assist our board of directors in determining a fair price for our common stock. After consideration and review of the appraisal, our board unanimously determined what it believes to be a fair price for shares of our common stock. Following our determination of the price, the independent financial advisor rendered its opinion, as of September 26, 2003, that the cash consideration to be paid in connection with the merger is fair, from a financial point of view, to all of our shareholders, including unaffiliated shareholders, those who will receive cash for their shares and those who will remain shareholders following the merger. See the section titled "—Financial fairness" beginning on page 17. Consequently, the merger will provide a source of liquidity for shareholders who own fewer than 60 shares.

        Interim company determination.    The interim company was organized for the sole purpose of facilitating the merger transaction. Its directors and executive officers are directors and executive officers of the Company. As a result, the purpose and reasons for engaging in the merger tranasction by the interim company are the same as those described herein for the Company.

Determination of the terms of the merger

        The structure and terms of the merger agreement were determined by our management and board of directors and cannot be considered the result of arm's-length negotiations between unrelated parties.

Accordingly, the board retained National Capital, L.L.C., an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to value the common stock. The cash consideration to be paid for the common stock under the merger agreement was determined by the board of directors, in part, in reliance on National Capital's valuation. See "—Financial fairness," beginning on page 17.

Financial fairness

        The board of directors believes that the merger proposal is fair to, and in the best interests of, our Company and all of our shareholders, including unaffiliated shareholders, those who will receive cash in exchange for their shares and those who will remain shareholders following the merger. The board of directors also believes that the process by which the merger is to be approved is fair.

        The board of directors believes that the merger proposal is fair despite the absence of certain safeguards identified by the Securities and Exchange Commission; namely, that

  •
  the board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated shareholders for the purpose of negotiating the terms of the merger agreement or preparing a report covering the fairness of the merger transaction; and

  •
  the merger transaction is not structured to require the approval of at least a majority of those shareholders who are not officers and directors or who will receive only cash as a result of the merger.

        However, although not required by the Securities and Exchange Commission, the board did obtain an opinion from an unaffiliated third party relating to the fairness of the cash consideration to be paid to certain shareholders under the terms of the merger agreement. As a result of obtaining an independent fairness opinion, the board determined that the cost of obtaining an additional fairness opinion or valuation from another unaffiliated representative for the purpose of negotiating the terms of the merger agreement on behalf of the unaffiliated shareholders would be costly and would not provide any meaningful additional benefit.

        Because of the absence of an established trading market for our common stock, our board of directors retained National Capital, L.L.C., an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to (i) assist the board with respect to valuation methodologies, (ii) determine a going concern valuation range for our common stock, and (iii) render an opinion as an investment banker as to the fairness, from a financial point of view, of the per share cash consideration offered in connection with the merger. We imposed no limitations upon National Capital with respect to the investigations made or procedures followed in connection with the valuation or in rendering the fairness opinion.

        National Capital met with our board of directors on September 9, 2003. At the meeting, National Capital made a presentation regarding valuation methodologies that it deemed appropriate for transactions such as the proposed merger. National Capital's oral presentation contained the same information presented in the summary of the valuation and fairness opinion discussed more fully in this section. In addition, National Capital presented a valuation letter to the board of directors indicating that, as of August 31, 2003, the fair value of our common stock in connection with the proposed transaction ranged from $140 to $155 per share. Following the guidance provided by the Internal Revenue Service in Revenue Ruling 59-60, National Capital did not apply a discrete methodology or formula in reaching its judgment as to the range of values to report to the board of directors, but instead made its judgment on the basis of a review of the objective information described more fully below in this section and its years of experience in evaluating Louisiana banking institutions.

        The board of directors considered the presentation of National Capital, the factors underlying the range of values as presented to the board and in National Capital's presentation, and other factors that the board deemed relevant and made a determination that $145 per share was a fair value to be paid for the shares of common stock to be purchased as a result of the merger.

        Following the board's determination, we engaged National Capital to evaluate the fairness, from a financial point of view, of the cash consideration to be received by certain shareholders under the merger agreement. National Capital reviewed the cash consideration determined by our board of directors, the factors underlying the appraisal and all of the other relevant factors and information deemed appropriate in its professional judgment in connection with rendering its fairness opinion. National Capital delivered its written opinion, dated September 26, 2003, to the board of directors to the effect that, based upon and subject to the factors and assumptions set forth in that opinion, as of August 31, 2003, the $145 per share cash consideration to be paid under the merger agreement is fair, from a financial point of view, to all shareholders of the Company, including unaffiliated shareholders, those shareholders who will receive cash in the merger and those who will remain shareholders after the merger.

        In rendering its fairness opinion with respect to shareholders who will receive cash in the merger and those who will remain shareholders after the merger, National Capital relied on the same analyses and considerations. Accordingly, in concluding that the fair value of our common stock in connection with the proposed transaction ranged from $140 to $155 per share, National Capital determined that an amount that was less than the lower end of the valuation range may be unfair, from a financial point of view, to shareholders receiving cash in the merger because the amount would be less than the fair value of the shares, and an amount in excess of the higher end of the valuation range may be unfair, from a financial point of view, to shareholders retaining their shares following the merger because the payment of such amount may represent a waste of corporate assets.

        The full text of National Capital's fairness opinion, which describes, among other things, the assumptions made, matters considered, and qualifications and limitations on the review undertaken by National Capital, is included as Appendix C to this proxy statement. The opinion is directed to our board of directors and relates only to the fairness of the cash consideration to be paid under the merger agreement from a financial point of view, does not address any other aspect of the merger or any related transaction and does not constitute a recommendation as to how any shareholder should vote with respect to the merger. The following summary of the opinion is qualified in its entirety by reference to the full text of the National Capital fairness opinion. We urge you to read the opinion carefully and in its entirety. In addition, we will make available to all shareholders of record a copy of the valuation prepared by National Capital underlying the fairness opinion. The valuation will be available for your review at our main office during normal business hours upon your prior written request to us.

        In rendering the fairness opinion, National Capital reviewed, analyzed and relied upon certain financial and other factors as it deemed appropriate under the circumstances, including, among others:

  •
  our historical and current financial position and results of operations, including information related to interest income, interest expense, net interest margin, net non-interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in our financial statements;

  •
  our assets and liabilities, on a consolidated basis, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources, costs and liquidity;

  •
  results of recent regulatory examinations of the Company and the Bank;

  •
  our future earnings and dividend paying capacity;

  •
  certain other publicly available financial and other information concerning the Company and the Bank;

  •
  the general economic, market and financial conditions affecting our operations and business prospects;

  •
  the competitive and economic outlook for our trade area and the banking industry in general; and

  •
  publicly available information concerning certain other banks and bank holding companies, the trading markets and prevailing market prices for their securities, and the nature and terms of certain other merger or share exchange transactions involving banks or bank holding companies.

        In addition, National Capital reviewed a draft of the merger agreement and assumed that the merger would be consummated in accordance with its terms. In addition, management provided supplemental information to National Capital regarding the historical results of operations and financial condition of the Bank, as well as the results of recent regulatory examinations. All material assumptions made or used by National Capital were incorporated into the valuation and fairness opinion prepared by National Capital. National Capital also took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of financial institutions, including banks, bank holding companies and finance companies generally. The opinion is based upon conditions as they existed, and could be evaluated, on the date of the opinion and upon information made available to National Capital through that date.

        In rendering its appraisal and fairness opinion, National Capital relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the information. National Capital is not an expert in the independent verification of the adequacy of loan and lease losses and assumed, without independent verification, that the aggregate allowances for loan and lease losses is adequate to cover the losses. National Capital did not make or obtain any evaluations or appraisals of the properties of the Bank, nor did it examine any individual loan credit files. Concerning the financial impact to our shareholders who have an ongoing equity interest in the Company following the merger, National Capital considered only the financial impact on the Company of the consideration to be paid under the merger agreement and did not ascribe a material financial impact to the regulatory or legal considerations associated with the effects of the proposed merger.

        In conducting its review and arriving at its opinion, National Capital considered the use of three broad categories of valuation methods: asset-based approaches, market-based approaches and income-based approaches. Each method examines the value of an entity from a slightly different perspective, and each method has its own strengths and weaknesses in general and in specific application. In most cases, the values determined by each method will differ as a result of the varying inputs and assumptions required under each approach. The analyses underlying the valuation must be considered in their entirety. The failure to consider all factors, analyses and methods underlying the whole of the fairness opinion could create an incomplete view of the analyses and processes underlying the fairness opinion.

        Asset-based approaches.    Asset-based approaches presume that the value of the entity is represented by the market value of the assets owned by the entity, less the market value of any liabilities. The net asset value method, an asset-based approach, assumes that the values of all assets are realized through the course of normal business operations while the liquidation method assumes that all assets are liquidated in an orderly fashion. The net asset value method derives a value by determining the market value of the individual balance sheet components. This method typically assumes liquidation of the entity's property on the date of appraisal with recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets. National Capital did not believe that the net asset value method was appropriate to use in this transaction because the Bank is a going concern and because the net asset value method is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), the net asset value method results in a liquidation value for the Bank and does not take into account the values attributable to the going concern, such as the interrelationship among the Bank's assets, liabilities, customer relations, market presence, image and reputation, and staff expertise and depth. National Capital did not utilize, or give any weight to, any asset-based approach in determining the fair value of the common stock or in determining the fairness of the merger consideration.

        Market-based approaches.    In market-based approaches, financial characteristics and other information for publicly traded companies and transactions on which public information is available are utilized as a basis for determining the value of the subject company. Market-based approaches work on the financial theory of substitution or economic indifference. That is, by obtaining financial information and other data regarding public companies or transactions on which public information is available, an appraiser may analyze the subject company and make appropriate adjustments to recognize differences between the subject company and comparable companies in order to make a determination as to value. National Capital performed three analyses using the market value method, including a comparable whole bank transaction analysis, a share exchange analysis and a comparable public company analysis.

        Comparable whole bank transaction analysis.    In determining a range of values for our common stock and rendering its fairness opinion, National Capital analyzed the consideration paid in selected bank merger transactions. The objective of National Capital's analysis was to determine an appropriate value by analyzing data related to actual sales transactions of similar entities and making appropriate adjustments to recognize the differences between our Company and comparable bank or bank holding companies that have recently been sold.

        National Capital selected as its group of comparable bank acquisitions all completed transactions announced between July 1, 2002 and August 23, 2003 involving selling banks with (i) total assets between $120 million and $200 million, (ii) a return on average assets of between 0.50% and 2.00% and (iii) a tangible capital to assets ratio of between 6.00% to 20.00%. Terminated transactions, distressed institution sales and transactions where material data was unavailable were excluded from the analyses. The criteria used was selected to provide a financial characteristics similar to the Company. A summary of the comparable transactions is included in Appendix D to this proxy statement. The database used to select the transactions, SNL Financial Corporation's DataSource, did not include any going private transactions. Notwithstanding, whole bank transactions are commonly used in the industry to develop a market value for banks and bank holding companies, and, in National Capital's professional judgment, these transactions provided National Capital with a reasonable basis to make a fair value determination.

        From the group of comparable bank acquisitions, National Capital calculated the average, trimmed average and median transaction multiples from certain financial indicators and compared the results to the related financial indicators of the Company to derive an implied value. The following table sets forth the average, trimmed average and median transaction multiples of selected financial indicators for the comparable bank acquisition group identified by National Capital. Each of these valuation metrics is commonly used in the valuation of banks and bank holding companies.

	Average	Median	80% Trim Average
Adjusted book value multiple (capital in exceess of 9% valued at book value)	2.19	2.18	2.17
Earnings mutiple	23.09	22.29	22.13
Price to deposits	23.11	22.84	22.00
Price to assets	19.55	19.69	19.54
Premium to core deposits	15.27	16.30	14.91

        Each of these valuation metrics was analyzed in light of the appropriate measures from the Bank's June 30, 2003 Report of Condition and Income. The resulting values were then weighted based upon National Capital's understanding of the drivers of bank valuations. Because there were no material parent company assets or liabilities other than the stock of the Bank, the weighted average of the values was adjusted thereafter only as a result of excess capital at the Bank level. By applying trimmed averages of key valuation indicators to the relevant financial statistics of the Company, National Capital determined an implied whole bank market value of $32,054,573, prior to the application of appropriate valuation adjustments. The following table illustrates the application of the comparable whole bank acquisition analysis to the Company.

	80% Trim Average	Relevant Factor	Market Value	Weight
Adjusted book value multiple	2.17	13,434	$29,106	20%
Earnings multiple	22.13	1,466	$32,448	30%
Price to deposits	22.94	132,429	$30,383	20%
Price to assets	19.54	149,266	$29,159	10%
Premium to core deposits	14.91	102,338	$28,687	20%
Total weights				100%
Preliminary market value			$30,286
Add: Excess capital			$1,769
Resulting market value			$32,055

        Share exchange analysis.    The share exchange analysis is another market-based approach that assumes that a rational, publicly-traded bank or bank holding company would be willing to acquire another bank or bank holding company in a stock transaction only if the transaction would be non- or minimally dilutive to the acquiror's pro forma per share earnings.

        National Capital analyzed the earnings performance of the Company in light of the earnings performances and market values of a regional peer group selected by National Capital. The regional peer group consisted of publicly traded banks and bank holding companies domiciled and operating in Louisiana and Mississippi as well as two Alabama banks that are active in the Louisiana market. Excluding companies with total assets under $350 million, National Capital identified a comparable data set of 14 companies with assets ranging from $391 million to $49 billion. Based on size, financial strength, operating history and geographic proximity, National Capital determined that it is reasonable to assume that each institution would be able to consummate a transaction with the Company.

        Before analyzing the earnings performance of the Company in light of the share exchange analysis, National Capital made an earnings adjustment of 15% to take into account an estimate of cost savings and other synergies that would be expected to result from the acquisition. This adjustment is based on National Capital's experience in valuing banks as acquisition targets and on industry standards used in the estimation of cost savings available to acquirors. After adjustment, National Capital determined that the pro forma earnings estimate of the Company would be approximately $1,702,000. To determine the implied share exchange market value of the Company, National Capital calculated the average of the projected values that the regional peer group acquirors would pay for the Company in a non-dilutive transaction. To determine the individual projected values, National Capital divided our pro forma earnings by the acquiring company's earnings per share to determine the number of shares to be issued to the Company, and multiplied the number of shares to be issued by the acquiring company's price-earnings ratio. Using the share exchange analysis, National Capital determined an implied share exchange market value of $24,188,459, prior to the application of appropriate valuation adjustments. The following table illustrates the application of the share exchange analysis and identifies the regional peer group selected by National Capital.

2003 estimated earnings	$1,480,000
Plus: estimated enhancement by acquirer (15%)	222,000
Equals: target annual earnings	$1,702,000
Bank	Stock Price	Earnings Per Share	P/E	Shares	Projected Value
Regions Financial Corporation	$35.26	$2.81	12.57	606,754	$21,394,140
AmSouth Bancorporation	$21.54	$1.72	12.51	988,487	$21,292,020
Hibernia Corporation	$20.75	$1.55	13.40	1,099,123	$22,806,800
BancorpSouth, Inc.	$21.55	$1.52	14.20	1,121,503	$24,168,400
Whitney Holding Corporation	$34.75	$2.39	14.56	713,126	$24,781,120
Trustmark Corporation	$26.28	$1.84	14.29	925,155	$24,313,070
Hancock Holding Company	$47.71	$3.11	15.35	547,594	$26,125,700
IBERIABANK Corporation	$18.00	$1.20	15.03	1,421,170	$25,581,060
Peoples Holding Company	$18.60	$1.25	14.86	1,359,770	$25,291,720
First M&F Corporation	$35.50	$2.33	15.23	730,182	$25,921,460
NBC Capital Corporation	$24.20	$1.69	14.36	1,009,947	$24,440,720
Teche Holding Company	$33.25	$2.54	13.09	670,051	$22,279,180
Citizens Holding Company	$18.10	$1.29	14.08	1,323,987	$23,964,160
MidSouth Bancorp, Inc.	$29.10	$1.88	15.44	903,054	$26,278,880
Average			14.21		$24,188,459

        Comparable public company analysis.    Another market-based approach to valuation involves the determination of market value by reference to certain financial metrics of other publicly-traded banks and bank holding companies. National Capital selected as the comparable data set the regional peer group selected in connection with the share exchange analysis. Furthermore, National Capital selected the price-earnings ratio as the financial metric of comparison. As indicated by the previous table, the average price-earnings ratio for the regional peer group was 14.21. Applying the average price-earnings ratio to the current earnings estimate of the Company ($1,480,000), National Capital determined an implied comparable public company market value of $21,033,443, prior to the application of appropriate valuation adjustments.

        Income-based approaches.    Income-based approaches measure value by capitalizing or discounting the cash flow or earnings of the enterprise. A discounted cash flow analysis measures enterprise value by discounting future cash flows to present value. This analysis considers projected levels of asset growth, required regulatory capital, earnings, dividend paying capacity, and future residual or terminal value. A capitalization of historical earnings analysis measures enterprise value by capitalizing the subject company's earnings stream. Based on its experience and the characteristics of the Company, National Capital determined that the discounted cash flow analysis and the capitalization of historical earnings analysis were appropriate methods for valuing the Company as a going concern.

        Discounted cash flow analysis.    National Capital used a discounted cash flow analysis that analyzed (i) a stream of cash flow from projected dividends over the current and next five years and (ii) a terminal value which could be derived from the Company at the end of this period. The following table summarizes the historical financial information and financial projections utilized by National Capital in determining the projected cash flow of the Company through 2008.

	2000Y	2001Y	2002Y	Est. 2003Y	Est. 2004Y	Est. 2005Y	Est. 2006Y	Est. 2007Y	Est. 2008Y
Total assets	$118,591	$131,598	$142,420	$147,825	$156,215	$164,605	$172,995	$181,384	$189,774
Average assets	115,882	125,095	137,009	145,122	152,020	160,410	168,800	177,189	185,579
Total deposits	105,101	117,094	126,687	131,178	138,490	145,801	153,113	160,424	167,736
Total equity capital	12,487	13,496	14,811	15,551	16,311	17,113	17,957	18,843	19,771
Net income (loss)	1,225	1,010	1,432	1,480	1,520	1,604	1,688	1,772	1,856
Dividends paid	138	155	172	740	760	802	844	886	928
Deposits >$100K	$17,015	$23,853	$25,124	$23,694	$25,015	$26,336	$27,656	$28,977	$30,298
Dividend payout ratio	11.3%	15.3%	12.0%	50.0%	50.0%	50.0%	50.0%	50.0%	50.0%
Core deposit ratio	83.8%	79.6%	80.2%	81.9%	81.9%	81.9%	81.9%	81.9%	81.9%
Return on average assets	1.06%	0.81%	1.05%	1.02%	1.00%	1.00%	1.00%	1.00%	1.00%
Capital to assets ratio	10.53%	10.26%	10.40%	10.52%	10.44%	10.40%	10.38%	10.39%	10.42%

        As evidenced by the table above, National Capital's discounted cash flow analysis assumed the following:

  •
  that we paid cash dividends in years 2003 through 2008 equal to 50% of our net income;

  •
  that our deposits, excluding time certificates of deposit and open-account time deposits with balances of $100,000 or more, equaled 81.9% of our total deposits;

  •
  that we earned 1.00% on our average assets between 2004 and 2008; and

  •
  that our assets grew by 5.1% on an annualized basis between 2003 and 2008.

        The projections utilized by National Capital were developed by National Capital based on statistical growth patterns developed from an analysis of the Company's historical results over the last seven years. The 5.1% asset growth rate was calculated from the Bank's historical asset growth pattern between 1996 and 2002. Dividend projections were based on the maximum amounts payable while maintaining our current capital to asset ratio. In the event that actual distributions were less than the projected amounts, the fair value determined under this method would be lower than projected.

        The financial projections indicated for 2008 were also used in determining a terminal value based on the comparable acquisition analysis described above. Using the comparable whole bank transaction analysis, National Capital calculated a terminal value of $40,321,392 as indicated in the following table:

	80% Trim Average	Relevant Factor	Market Value	Weight
Adjusted book value multiple	2.12	17,080	$36,127	20%
Earnings multiple	20.80	1,856	$38,603	30%
Price to deposits	22.84	167,736	$38,305	20%
Price to assets	19.67	189,774	$37,337	10%
Premium to core deposits	14.60	137,438	$37,146	20%
Total weights				100%
Preliminary market value			$37,630
Add: Excess capital			$2,691
Resulting market value			$40,321

        The discounted cash flow analysis assumes that the projected cash flows from dividends and the terminal value are discounted back to present value at a discount rate derived using the Ibbotson Buildup Method and the current public company price to earnings multiple. Following this methodology, National Capital determined that a discount rate of 12.39% is appropriate based on the risk characteristics of the Company. Discounting the future cash flows from dividends and the terminal value to present value, National Capital determined the value of the Company to be approximately $23,310,719, prior to the application of appropriate valuation adjustments.

        In National Capital's experience, discounted cash flow analysis is a widely-used valuation methodology, but it relies on numerous assumptions, including projected earnings, terminal values and discount rates. The analysis does not purport to be indicative of the actual values or expected values of our common stock.

        Capitalization of historical earnings analysis.    The historical earnings method is an income-based approach that relies on historical data as a basis for valuation rather than estimates of future performance. Although past performance may not be indicative of future results, the historical earnings method can provide a reasonable indication of value, especially in cases where the subject company has a history of stable earnings or growth and this history can reasonably be expected to continue in the foreseeable future. As a part of its analysis, National Capital reviewed the historical earnings of the Company, determined that the Company had experienced stable earnings over a relatively long period and concluded that the historical earnings method is an appropriate method for valuing the Company. To determine the level of earnings to be capitalized, National Capital developed a weighted trend line using actual earnings between 1998 and 2002. In its analysis, National Capital utilized an earnings capitalization rate of 7.04%, which was derived from an average price-earnings multiple for comparable public companies (14.21x). The following table illustrates the application of the capitalization of historical earnings analysis.

	1998Y	1999Y	2000Y	2001Y	2002Y
Total assets	$105,067	$113,173	$118,591	$131,598	$142,420
Average deposits	101,512	109,120	115,882	125,095	137,009
Total deposits	93,936	101,333	105,101	117,094	126,687
Total equity capital	10,375	11,011	12,487	13,496	14,811
Net income (loss)	1,026	1,134	1,225	1,010	1,432
Dividends paid on common stock	0	0	138	155	172
Amount of deposits >$100K	$18,025	$14,930	$17,015	$23,853	$25,124
Dividend payout ratio	0.0%	0.0%	11.3%	15.3%	12.0%
Core deposits to total deposits ratio	80.8%	85.3%	83.8%	79.6%	80.2%
Return on average assets	1.01%	1.04%	1.06%	0.81%	1.05%
Capital to assets ratio	9.87%	9.73%	10.53%	10.26%	10.40%
Weighting	1	2	3	4	5
Weighted average return on assets	0.98%
Earnings on current asset base	$1,424
Capitalization rate	7.04%
Indicated value	$20,231,433

        Valuation adjustments.    The purpose of a valuation adjustment is to reflect differences between the characteristics of the subject company and those of the comparable datasets from which the indications of value are derived. As valuations are based on the financial principle of substitution, these adjustments are an attempt to account for the varying degrees of risk associated with the subject company as measured against "comparable" similar investments.

        National Capital considered the following adjustments during the valuation process: (i) control premium/minority discount, (ii) marketability or liquidity discount, (iii) block discount, (iv) voting vs. non-voting adjustment, (v) key person discount, (vi) discount for trapped-in capital gains, (vii) discount for known or potential environmental liability, (viii) discount for pending litigation, (ix) portfolio discount and (x) discount for concentration of customer or supplier base.

        Due to the involuntary nature of the subject transaction, National Capital determined that a minority discount would not be applied in reaching a determination of value. Because the public bank exchange value method, the public company price-earnings multiple method, the discounted cash flow analysis and the capitalization of historical earnings analysis each generated a marketable minority value, National Capital attempted to remove the minority discount through the application of a control premium, as shown in the table that follows on the next page.

        The precise determination of an appropriate minority discount (or inversely, a control premium) can be extremely difficult, if not impossible. To determine a control premium, practitioners often look to (i) the prices at which controlling interests are acquired in the public market as compared to preannouncement stock trading prices, and (ii) prices at which holding company interests trade as compared with their underlying net asset values. The holding company interests most often considered are real estate investment trusts, registered limited partnership interests and closed-end mutual funds.

        National Capital utilized the Mergerstat/Shannon Pratt's Control Premium Study, which is a compilation of minority discounts and control premiums used in the industry. The database currently contains information on more than 3,850 transactions involving the acquisition of controlling interests in publicly traded companies. Of these transactions, National Capital identified 407 transactions relating to banks, thrifts and their holding companies. The banking-related transactions returned a mean control premium of 31.9% and a median control premium of 27.0%. Given the nature of the block of stock being valued and after consideration of the empirical evidence and other factors deemed appropriate by National Capital, in its experience, National Capital determined that a 27.0% control premium is appropriate for use in the methods requiring adjustment.

        Generally, minority interests in privately held corporations command significant marketability discounts due to the difficulty associated with liquidating these interests. A number of factors affect the appropriate marketability discount for a particular company, including: (i) the amount and stability of dividend payments, (ii) prospects for liquidity, (iii) the pool of potential buyers, and (iv) growth prospects. One of the commonly utilized reference methods of determining marketability discounts involves measuring the difference in required return for holders of short-term securities as compared to long-term securities. Accordingly, National Capital compared the yield on the 90-day Treasury Bill to the yield of the 10-year Constant Maturity Treasury Bond over various time periods ending in July 2003. The results of this analysis are shown in the following table.

360 Month Average Premium	240 Month Average Premium	180 Month Average Premium	120 Month Average Premium
41.06%	52.31%	57.39%	61.89%

        Based on this analysis and other factors deemed appropriate by National Capital, in its experience, National Capital determined that a 41.06% marketability discount was appropriate in determining a value for our common stock.

        National Capital considered the other valuation adjustments described above, but determined that those adjustments were not appropriate in determining a value for our common stock. Accordingly, National Capital applied the control and marketability valuation adjustments described above to determine the fairness of the per share cash consideration to be paid under the merger agreement. Because the comparable sales method contains a control premium, the value as determined under the comparable sales method was not adjusted by another control premium. The other methods valued a marketable minority interest in the Company. Accordingly, a control premium was added to the values indicated under each of the other methods. Finally, a marketability discount was applied to each method to reflect the lack of liquidity in the common stock. The following table sets forth the various valuation adjustments, indicates a fair value using each method and measures that fair value as a multiple of book value and of earnings per share.

Valuation Methods Summary

	Company	Per share
Book value	$15,203,202	$132.37
Valuation method	Before adjustments	Control premium	Whole bank value before adjustments	Marketability discount	Fair value per share	Book value multiple	Earnings multiple
Comparable whole bank transaction analysis	$32,054,573		$30,054,573	41.06%	$164.49	1.24	12.89
Share exchange analysis	$24,188,459	27.00%	$30,719,343	41.06%	$157.64	1.19	12.35
Comparable public company analysis	$21,033,443	27.00%	$26,712,472	41.06%	$137.08	1.04	10.74
Discounted cash flow analysis	$23,310,719	27.00%	$29,604,614	41.06%	$151.92	1.15	11.90
Capitalization of historical earnings analysis	$20,231,433	27.00%	$25,693,920	41.06%	$131.85	1.00	10.33

        Conclusion.    Because valuations cannot be made on the basis of a prescribed formula, there is no means whereby the various applicable factors in a particular case can be assigned mathematical weights in deriving the fair market value. For this reason, no useful purpose is served by taking an average of several valuation indicators (for example, book value, discounted cash flow analysis and capitalization of historical earnings analysis) and basing the valuation on that result. Such a process excludes active consideration of other pertinent qualitative factors, such as local banking and market conditions and regulatory matters, and the end result cannot be supported by a realistic application of the significant facts in the case, except by mere chance.

        In recognition of the inadequacy of a weighting process, the valuator must use its judgment and experience to determine the intrinsic value of the Company in its present state given the valuation purpose. National Capital has extensive experience in investment analysis and the valuation of bank and bank holding company securities in connection with mergers, equity offerings, voluntary and involuntary repurchases, ESOP formations and liquidations, estate tax disputes and other valuation events.

        Accordingly, based upon its review of the empirical information described in this section and all of the other relevant factors and information deemed appropriate in its professional judgment, National Capital advised our board of directors that, in its considered opinion, the estimated fair value of a share of common stock as of August 31, 2003, ranged from $140 to $155 per share.

        Thereafter, in considering the financial fairness of the proposed transaction, National Capital reviewed the empirical information described in this proxy statement, the valuation and the fairness opinion, and all of the other relevant factors and information deemed appropriate in its professional judgment and advised our board of directors that, in its considered opinion, the per share cash consideration under the merger agreement is fair, from a financial point of view, to all shareholders of the Company, including unaffiliated shareholders, those shareholders who will receive cash under the merger agreement and those who will remain shareholders following the merger.

        The summary contained in this section provides a description of the material analyses prepared by National Capital and does not purport to be a complete description of the analyses prepared by National Capital in connection with the valuation analysis and in rendering the opinion. The preparation of a valuation analysis and a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such a valuation or opinion is not necessarily susceptible to partial analysis or summary description. National Capital believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in National Capital's presentations to the board of directors and in the fairness opinion. The valuations or ranges of valuations resulting from any particular analysis described above should not be taken to be National Capital's view of the actual present or future value of our Company or of our common stock, and are not necessarily indicative of actual values or actual future results which may be significantly more or less favorable than suggested by these analyses.

        In its appraisal and fairness opinion, National Capital made numerous assumptions with respect to industry performance, business and economic conditions and other matters. While National Capital believes that these projections and the assumptions upon which they were based were reasonable, National Capital has no control over the future occurrence of any of the events upon which the projections were based. Certain of the projections are based on factors, such as general and local economic conditions, that are beyond our control. In addition, estimates of values of other companies used in rendering the appraisal and fairness opinion do not purport to be appraisals of those companies or necessarily reflect the prices at which those companies or their securities may actually be sold. National Capital selected comparable public companies and comparable acquisitions on the basis of various factors, including the size and similarity of selected companies, their business mix and similar characteristics of the transactions; however, no company or transaction utilized as a comparison in these analyses summarized above is identical to the Company or the merger.

        Independence of financial advisor.    We selected National Capital based upon its qualifications, expertise and reputation. National Capital specializes in providing a range of investment banking and financial advisory services to financial institutions and regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, private placements and other corporate transactions. National Capital and its predecessors and affiliates have been actively involved in advising and evaluating community financial institutions for more than thirty years. Neither National Capital nor any of its principals has a present or contemplated future ownership interest in the Company or makes a market in the stock of any company, banking or otherwise. We have agreed to pay a fee of approximately $15,000 for its services. No portion of the fee was contingent upon the conclusions reached in the valuation or fairness opinion.

        The foregoing discussion is only intended to provide you with a summary of selected information from the valuation and fairness opinion rendered by National Capital. This discussion does not purport to be a complete description of the valuation or fairness opinion and may not contain all of the information that is important to you. The discussion is qualified in its entirety by reference to the text of the valuation and fairness opinion. The fairness opinion is directed only to the financial terms of the transaction and does not constitute a recommendation to you as to how you should vote at the meeting.

Funding the merger

        We expect to fund the cash consideration to be paid in connection with the merger and merger-related expenses with our working capital, which is expected to come from (i) approximately $281,000 in cash on hand and (ii) the proceeds of a special dividend to be paid to us by the Bank, upon receipt of any required regulatory approval. Although the exact amount of the special dividend cannot be determined until the merger is completed, we would have paid an aggregate of approximately $828,530 to acquire the shares of our common stock held by shareholders owning fewer than 60 shares if the merger was completed as of the record date for the special meeting. In addition, we expect merger-related expenses to total approximately $98,500. Please see the section titled "The Proposed Merger—Expenses of the merger," beginning on page 54, for a description of the fees and expenses that we expect to incur in connection with the merger.

        Although this dividend will reduce the capital of the Bank, the Bank's capital structure following the payment of the dividend will continue to comply with all regulatory capital requirements. The board of directors of the Bank does not intend to pay a dividend to us that would result in the Bank ceasing to be "well capitalized" under regulatory capital guidelines. As of September 30, 2003, the Bank could have paid a special dividend to us in the amount of $5,000,000 and continued to be "well capitalized" under regulatory capital guidelines.

        Management believes that the likelihood is remote that the aggregate merger consideration and merger-related expenses will exceed $5,000,000 and has made no alternative financing arrangements or alternative financing plans in the event that the Bank is unable to pay the special dividend required to fund the transaction.

Recommendation of our board of directors

        After careful consideration, our board of directors determined that the merger agreement and the merger, taken as a whole, are fair to, and in the best interests of, our Company and our unaffiliated shareholders. In evaluating the merger proposal, our board of directors considered the effect of the merger on unaffiliated shareholders, including those unaffiliated shareholders who would receive cash in the merger and those who would retain their shares of common stock in the merger. Our board of directors also believes that the process by which the transaction is to be approved is fair. Accordingly, our board of directors unanimously adopted the merger agreement and the transactions contemplated by the merger agreement and recommends that our shareholders vote "FOR" the merger proposal at the special meeting. In addition, as of the date of this proxy statement, each member of our board of directors and each of our executive officers advises us that he intends to vote his shares in favor of the merger proposal. As of the record date for the special meeting, our directors and executive officers owned beneficially, in the aggregate, 28,908 shares of our common stock, or approximately 25.17% of the shares entitled to vote at the special meeting. See "Security Ownership of Management and Certain Shareholders," beginning on page 56.

        The board of directors has retained for itself the absolute authority to reject (and not implement) the merger proposal, even after approval by our shareholders, if it determines subsequently that the merger proposal is not then in the best interests of our Company and shareholders.

        The board of directors considered a number of factors in determining to approve the merger agreement. The board also considered alternative transactions to accomplish the proposed going-private transaction, but ultimately approved the merger proposal. Please see the discussion under "—Background of the merger," beginning on page 8, for a description of the alternatives considered by the board.

        The board considered numerous factors, discussed below, in reaching its decision to recommend the merger to our shareholders and its conclusion as to the fairness of the transaction to unaffiliated shareholders:

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  Benefits and costs of terminating our registration.  As discussed above, the primary reason for the merger is to enable us to terminate the registration of our common stock under the Securities Exchange Act, which management expects to result in immediate cost savings. In addition, management believes that "going private" will enable us to avoid significant cost increases that we anticipate will result from newly enacted federal securities laws and regulations. Our board considered the views of management relating to the immediate and prospective cost savings to be achieved by terminating our registration. The board also considered certain derivative cost savings associated with the proposed transaction, including the decrease in expense and burden of dealing with approximately 475 shareholders. The board determined that the positive impact of anticipated cost savings was a factor tending to support its recommendation to approve the merger. On the other hand, the board also considered the possibility that the cost savings associated with "going private" may not be realized as quickly as anticipated or in amounts anticipated and that the reduction in the number of shareholders may result in a reduction in business from those persons who are no longer shareholders. The board determined that the potential loss of business was a factor tending not to support its recommendation to approve the merger. Additionally, the board considered that remaining unaffiliated shareholders would have decreased access to information about the Company following the merger although periodic financial information regarding the Company and the Bank would continue to be publicly available from the Federal Reserve Board and the Federal Deposit Insurance Corporation. See "Certain effects of the merger on the Company—Termination of Securities Exchange Act registration," beginning on page 35. On balance, however, the board determined that the net benefits expected to be realized by terminating our registration were factors tending to support its recommendation to approve the merger.

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  Financial services industry.  The board considered current and prospective industry and economic conditions facing the financial services industry generally, including continuing consolidation in the industry and increasing competition. The board considered the fact that many of our larger competitors have the benefits of operational scale and greater financial resources and that the proposed merger would enable us to reduce overhead expenses and improve our ability to compete, on a relative basis. The board concluded that the positive impact of a reduction in overhead expenses was a factor tending to support its recommendation to approve the merger.

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  Effects on liquidity.  The board considered the effect that the reduction in the number of shareholders and the termination of the registration of our common stock would have on the market for our common stock and the ability of the remaining shareholders to buy and sell shares. The board determined that, even though our common stock is registered, there is, and will continue to be following the merger, only a very limited market for our shares, especially for sales of large blocks of shares. Although we currently have 475 shareholders, approximately 71% of our shares are held by 48 shareholders. The board also considered the absence of any material trading volume (see page 44) in our common stock and the lack of a market maker for our shares in determining that our shareholders derived little liquidity, if any, from our status as a reporting company. The reduction in liquidity was a factor that tended not to support the board's decision to recommend approval of the proposed transaction. However, in light of the fact that our common stock is illiquid at present, the board considered the marginal reduction in liquidity not to be a substantial negative factor.

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  Cash merger consideration vs. recent trades.  Although our common stock is thinly traded, our board reviewed the sales prices for our common stock from July 1, 2001 through the date of the September 9, 2003 board meeting. Every trade of which the board was aware was at $40 per share. Please see the section titled "Market for Securities and Dividend Information" beginning on page 44, for more information regarding the market for our common stock and recent transactions. The board noted that the cash merger consideration was more than 260% higher than the highest sales price known to us since July 1, 2001 and believes that the cash merger consideration reflects a substantial premium over recent trading prices of our common stock, which trading prices the board did not find to reflect accurately the fair value of our common stock in light of the valuation performed by National Capital. The board considered the recent trading history of our common stock in comparison to the cash merger consideration as a factor tending to support its recommendation to approve the merger and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, including those unaffiliated shareholders who would receive cash for their shares and those who would retain their shares following the merger.

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  Cash merger consideration vs. book value.  As of September 30, 2003, the book value per share of our common stock was approximately $138.67. Although book value was a factor, among others, that was considered by the board in determining the cash consideration to be paid in the merger, the board determined it was not directly relevant because book value is a historical number that may not reflect the fair market values of our assets and liabilities. However, the board noted that the per share cash price to be paid in the merger reflected a premium of greater than 4.6% of the book value of the Company, as of September 30, 2003.

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  Earnings.  The board reviewed our earnings for the previous three fiscal years. For the three years ended December 31, 2002, 2001 and 2000, we reported net income of $1,412,000, $1,006,000 and $1,220,000, respectively. The board considered that, as a multiple of 2002 earnings per share, the cash merger consideration represented a multiple of 11.8 times earnings. The board considered the price-earnings multiple to be consistent with its understanding of price-earnings multiples for the banking industry and, accordingly, considered the cash consideration, in light of the price-earnings multiple indicated, as a factor tending to support its recommendation to approve the merger and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, including those unaffiliated shareholders who would receive cash for their shares and those who would retain their shares following the merger.

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  Tax consequences.  The board considered that the merger would not result in a taxable event for shareholders who retain their shares in the merger, as all of our executive officers and directors are entitled to do. The board also considered that, except with respect to unaffiliated shareholders who have acquired their shares in the past year, the cash merger consideration would be taxed as a long-term capital gain for unaffiliated shareholders terminating their actual and constructive stock ownership in the Company. The fact that the transaction would not result in a taxable event to shareholders who would retain their shares following the merger contributed to the board's recommendation and its conclusion as to the fairness of the transaction to unaffiliated shareholders who would retain their shares following the merger. Although the fact that the transaction would result in a taxable event to unaffiliated shareholders who would receive cash for their shares as a result of the merger was determined by the board to be a negative factor, this factor was mitigated somewhat by the positive factor that the cash consideration to be received by these shareholders would likely receive tax-advantaged long-term capital gains treatment.

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  Independent valuation.  The board engaged National Capital, L.L.C. to render a range of value "going concern" appraisal of our common stock. National Capital's valuation indicated that, as of June 30, 2003, the range of fair cash values for our common stock was between $140 and $155 per share. The board of directors considered the results of the range of value appraisal, the factors underlying the appraisal and the methodologies used in preparing the appraisal. The board considered the results of the independent valuation and the analysis underlying the valuation, which were consistent with the cash merger consideration, to be factors tending to support its recommendation to approve the merger and its conclusion as to the fairness in relation to "going concern" value of the cash consideration to unaffiliated shareholders, including those unaffiliated shareholders who would receive cash for their shares and those who would retain their shares following the merger. In determining the fairness of the transaction in relation to the "going concern" value, our board of directors relied upon the factors considered by and the analyses and conclusions set forth in the independent valuation and adopted these factors, analyses and conclusions as its own.

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  Fairness opinion of National Capital, L.L.C.  The board considered the opinion of National Capital, L.L.C., dated September 26, 2003, that provided that, as of the date of the opinion and based upon and subject to certain matters stated therein, the cash consideration of $145 per share to be paid in the merger is fair, from a financial point of view, to our shareholders, including unaffiliated shareholders, shareholders who will receive cash in the merger and those who will retain their shares after the merger. The board also reviewed and considered the financial analyses presented to it in connection with the opinion and adopted National Capital's conclusions and analyses as its own. Although the board considered that the cash consideration was less than three of the five values per share indicated by National Capital's valuation analysis, the board concluded that the analyses performed by National Capital should be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, would create an incomplete view of the conclusions reached in the fairness opinion. Please see the section titled "—Financial fairness, " beginning on page 17 for more information relating to the fairness opinion and the related financial analyses. The board considered the conclusions drawn in the fairness opinion as factors tending to support its recommendation to approve the merger and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, including those unaffiliated shareholders who would receive cash for their shares and those who would retain their shares following the merger.

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  Effect on other constituencies.  The board considered the effect of the proposed merger on constituencies other than our shareholders, including customers and employees and the community that we serve. The board expects the proposed merger to be transparent to these constituencies and does not expect that the merger will have a material adverse effect on any of these constituencies, either in the short or long term. The board believes that a transaction that had a material adverse effect on any of these constituencies could result in a material adverse effect with respect to our Company. Accordingly, the absence of such material adverse effect was a factor tending to support the board's recommendation to approve the merger.

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  Opportunity to liquidate shares of common stock.  The board considered the opportunity that the merger proposal presents to shareholders owning fewer than 60 shares to liquidate their holdings without incurring brokerage costs, particularly given the illiquid market for our common stock. In doing so, the board considered that the merger consideration to be paid to persons who own fewer than 60 shares is all cash, which provides certainty of value and immediate liquidity. The board considered the opportunity to provide liquidity to certain shareholders as a result of the merger as a factor tending to support its recommendation to approve the merger and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders who would receive cash in the merger.

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  No firm offers.  The board considered the absence of any firm offers for the acquisition of the Company, the fact that the board has no plans to seek the acquisition of the Company in the foreseeable future, and the opinion that in light of the size of the Company and the market in which it operates, it is unlikely that any firm offers would be forthcoming as a factor tending to support its recommendation to approve the merger and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, including those unaffiliated shareholders who would receive cash for their shares and those who would retain their shares following the merger.

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  Structure of transaction.  The board considered that by structuring the transaction as a merger, shareholders who comply with the requirements of section 131 of the Louisiana Business Corporation Law would be entitled to dissent from the merger transaction to the extent permitted by Louisiana law. The board considered that structuring the transaction to provide for dissenters' rights to the extent permitted by Louisiana law would be favorable to the Company and to shareholders entitled to receive cash for their shares by providing a reasonable method of adjudicating claims related to the fairness of the cash consideration. The board also considered this factor in connection with its conclusion as to the procedural fairness of the transaction to unaffiliated shareholders who would receive cash for their shares as a result of the merger.

        In connection with its determination, the board did not consider the liquidation value of our Company. The board did not consider liquidation value to be a relevant measure of valuation, given the board's determination that the merger consideration represented a premium over book value per share at June 30, 2003 and its belief that the value of our assets would not exceed their book value after taking into account the considerable expense of a financial institution liquidation. However, we cannot assure you that the liquidation value would not produce a higher valuation than our value as a going concern.

        Since July 1, 2001, we have not repurchased any of our shares. As such, the board did not consider historical prices paid by our Company for stock repurchases.

        No firm offers of which the board is aware have been made by an unaffiliated person during the preceding two years for (i) the merger or consolidation of our Company into or with that person, (ii) the sale or other transfer of all or any substantial part of our assets, or (iii) the purchase of a number of shares of our common stock that would enable the holder to exercise control of our Company.

        The transaction is not structured so that approval of at least a majority of unaffiliated shareholders is required. Our board of directors determined that any such voting requirement would usurp the power of the holders of more than two-thirds of our shares present at the meeting to consider and approve the merger agreement as provided under Louisiana law. The board also considered such a provision unnecessary in light of the right of shareholders, whether affiliated or unaffiliated, to dissent from the merger if the merger is approved by the holders of less than 80% of our outstanding voting stock. No independent committee of the board has reviewed the fairness of the merger proposal because the Company has no directors that would be considered independent for purposes of this transaction. No unaffiliated representative acting solely on behalf of the shareholders for the purpose of negotiating the terms of the merger proposal or preparing a report covering the fairness of the merger proposal was retained by us or by a majority of directors who are not employees of the Company or the Bank. We have not made any provision in connection with the merger to grant unaffiliated shareholders access to our corporate files, because the board determined that this proxy statement, together with our other filings with the Securities and Exchange Commission, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the merger proposal. The board also considered the fact that under Louisiana corporate law, and subject to certain conditions set forth under Louisiana law, shareholders have the right to review our relevant corporate records. We also have not made any provision in connection with the merger to provide unaffiliated shareholders with counsel or appraisal services at the Company's expense. The board did not consider these necessary or customary. In that regard, the board noted that the financial advisor engaged by the Company considered and rendered its opinion as to the fairness of the consideration payable in the merger, from a financial point of view, to all unaffiliated shareholders, including those unaffiliated shareholders who would receive cash for their shares and those who would retain their shares following the merger. After consideration of the factors described above, the board believes that the transaction is fair notwithstanding the absence of such an unaffiliated shareholder approval requirement, independent committee or unaffiliated representative. The board believes that the transaction is procedurally fair because, after consideration of all aspects of the proposed transaction as described above, all of the directors, including the directors who are not employees of the Company or the Bank, approved the merger proposal.

        Our board of directors concluded that the anticipated benefits of the proposed merger were likely to substantially outweigh the preceding risks. The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by our board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. The board considered all the factors as a whole in reaching its determination. In addition, individual members of our board of directors may have given different weights to different factors. The board collectively made its determination with respect to the merger based on the conclusions reached by its members, in light of the factors that each of them considered appropriate, that the merger is fair to, and in the best interests of, our Company and our unaffiliated shareholders, including those unaffiliated shareholders who would receive cash for their shares and those who would retain their shares following the merger.

        Determination of fairness as to affiliated shareholders.    In accordance with Louisiana corporate law, the board of directors considered the fairness of the proposed transaction from the perspective of all shareholders, including affiliated shareholders. In so doing, the board determined that the merger agreement and merger are substantively and procedurally fair to, and in the best interests of, all of our shareholders. In reaching this conclusion and its decision to recommend the approval of the merger proposal, the board of directors considered the same factors, conducted the same analyses, and came to the same conclusions as those described above with respect to unaffiliated shareholders.

        Affiliates' determination of fairness of the proposed transaction.    The interim company, its directors and executive officers, and our directors and executive officers are considered to be affiliates of the Company for purposes of this transaction. See the section titled "Management" beginning on page 57 for additional information on our affiliates. Each of our affiliates believes that the merger agreement and merger are substantively and procedurally fair to, and in the best interests of, all of our shareholders, including unaffiliated shareholders, those who will receive cash for their shares and those who will retain their shares following the merger. In reaching this conclusion, our affiliates relied upon the factors considered by and the analyses and conclusions of our board of directors and adopted these factors, analyses and conclusions as their own. See "—Recommendation of our board of directors," beginning on page 29. The belief of each of our affiliates is their individual belief and does not constitute investment advice.

Certain effects of the merger on the Company

        The merger will have various effects on our Company, including those described below.

        Reduction in the number of shareholders and outstanding shares.    We believe that the merger will reduce the number of record shareholders from approximately 475 to approximately 223. If the merger was completed as of the record date for the special shareholders' meeting, we estimate that 5,714 shares of our common stock held by 252 shareholders would have been exchanged for cash in the merger. As a result, the number of outstanding shares of our common stock would have been reduced from 114,855 to 109,141.

        Effect on per share book value and net income.    Because (i) the per share cash merger consideration will be $145, (ii) the number of shares of common stock expected to be cashed out as a result of the merger is expected to be approximately 5,714, (iii) our total cost (including estimated expenses) of effecting the merger is expected to be approximately $927,030, (iv) as of September 30, 2003, a total of $46,025 in merger-related expenses were reflected on our financial statements, and (v) at September 30, 2003, our aggregate shareholders' equity was approximately $15,927,000, or $138.67 per share, we expect that, as a result of the merger:

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  our aggregate shareholders' equity as of September 30, 2003, will be reduced from approximately $15,927,000 on a historical basis to approximately $15,046,000 on a pro forma basis;

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  the book value per share of our common stock as of September 30, 2003, will be reduced from approximately $138.67 per share on a historical basis to approximately $137.86 per share on a pro forma basis; and

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  net income per share of our common stock for the year ended December 31, 2002, will increase from $12.29 on a historical basis to $12.31 on a pro forma basis.

        Decrease in capital.    As of September 30, 2003, merger-related expenses had resulted in a decline in equity capital of approximately $46,025. We estimate that our equity capital will decline by an additional approximately $881,000 upon completion of the merger as a result of the payment of cash merger consideration and additional merger-related expenses. See "Pro Forma Consolidated Financial Information," beginning on page 41. However, we do not expect these amounts to have a material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. See the sections titled "Special Factors—Funding the merger" and "The Proposed Merger—Operations of the Company and the Bank following the merger" beginning on pages 28 and 54, respectively. In addition, we expect that the Bank will remain "well capitalized" for bank regulatory purposes. If the merger had been completed as of the record date of the special meeting, the Bank's Tier 1 capital as of September 30, 2003 would have decreased from $15,143,000 on a historical basis to approximately $14,262,000 on a pro forma basis.

        Termination of Securities Exchange Act registration.    At this time, we are required to file annual, quarterly and periodic reports that provide our shareholders and the general public with information about us. On an annual basis, we are required to file reports with the Securities and Exchange Commission that include audited financial information, a comprehensive discussion of our financial condition and results of operations, disclosure regarding market risks, information about directors, executive officers and executive compensation, and a description of our business, properties and legal proceedings. We are required to file quarterly reports with the Securities and Exchange Commission that include unaudited financial information for the quarter and year to date, a comprehensive discussion of our financial condition and results of operations for the period and year to date, and a discussion of our legal proceedings. We are also required to file other periodic reports with the Securities and Exchange Commission to disclose certain other material developments. In addition to our periodic reporting obligations, we are required to file with the Securities and Exchange Commission all proxy solicitation materials prepared in connection with meetings of our shareholders.

        If the merger is completed, we intend to terminate the registration of our common stock under the Securities Exchange Act. As a result, we would no longer be required to file any of these reports or be subject to a number of other securities laws applicable to reporting companies unless the number of record shareholders of the Company increases to 300 or more as of the beginning of any year following termination of our Securities Exchange Act registration. As a bank holding company, we would continue to be required to file certain financial information on a semi-annual basis with the Federal Reserve Board, and our banking subsidiary, which represents our only material asset, would continue be required to file certain financial information on a quarterly basis with the Federal Deposit Insurance Corporation. This financial information should be available to the public through Internet websites maintained by the respective bank regulatory agencies following the suspension of our Securities and Exchange Commission reporting requirements. However, because the Securities and Exchange Commission's reporting requirements are more broad and comprehensive than the reporting requirements of the bank regulatory agencies, the decreased access to information available to our shareholders following the suspension of our Securities and Exchange Commission reporting obligations may impair their ability to monitor the activities of, and evaluate their investment in, the Company.

        Effect on market for shares.    Although our common stock is registered with the Securities and Exchange Commission, there is no established trading market for our common stock, and no market is expected to develop following the merger. In addition, following the merger, we will no longer be a reporting company and the number of shareholders will be substantially reduced. If the merger had been completed on the record date for the special meeting, the number of shareholders would have been reduced from 475 to approximately 223. The absence of an established trading market or a larger shareholder base may restrict your ability to transfer your shares of stock following the merger. Currently, there is minimal liquidity in our shares of common stock and there will be a further reduction in the liquidity of our common stock following the merger. Consequently, shareholders following the merger may be unable to liquidate their investment in the Company and must be able to bear the economic risk of their investment indefinitely.

        Increased share ownership of executive officers and directors.    As a result of the merger, we expect that the respective ownership percentages of each of our directors and executive officers will increase. As of the record date for the special meeting, our executive officers and directors beneficially owned approximately 25.17% of our outstanding common stock. Assuming the merger was completed as of the record date for the special shareholders' meeting, the collective ownership interest of our directors and executive officers would have increased to approximately 26.49%.

Certain effects of the merger on our shareholders

        The proposed merger will have the same effects on shareholders regardless of whether they are affiliated or unaffiliated shareholders. The effects of the merger to a shareholder will vary depending on whether the shareholder (i) receives cash for all of his shares, (ii) receives cash for some, but not all, of his shares and remains a shareholder, or (iii) does not receive cash for any of his shares and continues to hold the same number of shares following the merger. Because a shareholder may own shares in more than one capacity (i.e. individually and through an individual retirement account), a shareholder may receive cash for some of his shares while retaining ownership of the remaining shares following the merger. The following sections describe certain of the material effects that we expect to result from the merger with respect to shares that are exchanged for cash and shares that are unaffected by the merger. A shareholder may experience a combination of these effects if he receives cash for some of his shares while retaining ownership of other shares. The effects described below assume that 5,714 shares are exchanged for cash in the merger.

        Cashed-out shares.    As to shares of our common stock that are exchanged in the merger for the cash merger consideration, shareholders will experience the following effects.

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  Receipt of cash.  Shareholders will receive $145 in cash per share, without interest.

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  No trading costs.  Shareholders will be able to liquidate their ownership interest without incurring brokerage costs.

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  Loss of ownership interest.  Shareholders will no longer have any equity or voting interest in the Company and, therefore, will not participate in any future potential earnings or growth of the Company or in any shareholder votes.

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  Reacquisition.  Shareholders will be unable to reacquire an ownership interest in the Company unless they acquire shares from a remaining shareholder. We have no basis for determining whether remaining shareholders will transfer their shares to third parties.

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  Taxes.  Shareholders likely will be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the merger. See "—U.S. federal income tax consequences of the merger," beginning on page 38.

        Remaining shares.    As to shares of our common stock that are not exchanged in the merger for the cash merger consideration, shareholders will experience the following effects.

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  Continuing interest.  Shareholders will retain an ongoing equity interest in the Company and, therefore, the ability to participate in any future potential earnings or growth.

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  Increase in percentage interest.  Shareholders will experience an increase in their respective ownership percentages because there will be fewer shares outstanding.

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  Decreased access to information.  If the merger is completed, we intend to terminate the registration of our common stock under the Securities Exchange Act. As a result, we would no longer be required to file periodic reports with the Securities and Exchange Commission. See "—Certain effects of the merger on the Company—Termination of Securities Exchange Act registration," beginning on page 35.

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  Decreased liquidity.  The liquidity of the shares of our common stock is expected to decrease as a result of the reduction in the number of shareholders from 475 to approximately 223. The absence of an established trading market or a larger shareholder base may restrict your ability to transfer your shares of stock following the merger. See "—Certain effects of the merger on the Company—Effect on market for shares," beginning on page 35.

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  Reduction in book value per share.  Assuming the merger was completed as of September 30, 2003, the book value per share of our common stock as of September 30, 2003, would have been reduced from approximately $138.67 per share on a historical basis to approximately $137.86 per share on a pro forma basis.

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  Increase in earnings per share.  Assuming the merger was completed as of December 31, 2002, our earnings per share would have increased from $12.29 per share on a historical basis as of December 31, 2002 to approximately $12.31 per share on a pro forma basis.

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  Increased share ownership of executive officers and directors.  Assuming the merger was completed as of the record date for the special shareholders' meeting, the collective ownership interest of our directors and executive officers would have increased from 25.17% to approximately 26.49%.

U. S. federal income tax consequences of the merger

        The following discussion summarizes the material U. S. federal income tax consequences of the merger. The discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, applicable Treasury regulations, existing administrative interpretations and court decisions currently in effect. Any of these authorities could be repealed, overruled or modified at any time after the date of this proxy statement, and any such change could be applied retroactively. This discussion does not address any tax consequences under state, local or foreign laws.

        The discussion that follows neither binds nor precludes the Internal Revenue Service from adopting a position contrary to that expressed in this proxy statement, and we cannot assure you that such a contrary position could not be asserted successfully by the Internal Revenue Service or adopted by a court if the positions were litigated. We do not intend to obtain a ruling from the Internal Revenue Service or a written opinion from tax counsel with respect to the federal income tax consequences discussed below.

        This discussion assumes that you hold your shares of common stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code. This discussion does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to certain rules, such as those rules relating to:

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  shareholders who are not citizens or residents of the United States;

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  financial institutions;

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  tax-exempt organizations and entities, including individual retirement accounts;

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  insurance companies;

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  dealers in securities; and

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  shareholders who acquired their shares of common stock through the exercise of employee stock options or similar derivative securities or otherwise as compensation.

        Federal income tax consequences to shareholders who do not receive cash in the merger.    If you remain a shareholder following the merger and you receive no cash as a result of the merger, you will not recognize gain or loss as a result of the merger. The merger will not affect the adjusted tax basis or holding period of any shares of common stock that you continue to own following the merger.

        Federal income tax consequences to shareholders who receive cash in the merger.    The exchange of our common stock for cash under the terms of the merger agreement will be a taxable transaction. Similarly, if you dissent from the merger and receive cash in exchange for your shares under the dissenters' rights statute, the receipt of cash will be a taxable transaction. The exchange of our common stock for cash will be treated as a redemption under section 302 of the Internal Revenue Code.

        In general, under section 302, if you receive cash in exchange your shares as a result of the merger, you will realize and recognize taxable gain or loss. The gain or loss will be measured by the difference between the amount of cash that you receive, $145 per share, and the adjusted tax basis of your shares of common stock. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if you will have owned your shares of stock for more than one year at the time the merger is completed. Capital gains recognized by an exchanging individual shareholder generally will be subject to federal income tax at capital gain rates applicable to the shareholder (up to a maximum of 35% for short-term capital gains and 15% for long-term capital gains), and capital gains recognized by an exchanging corporate shareholder will be subject to a maximum rate of 35%.

        Under certain circumstances, however, the receipt of cash in exchange for shares may be treated as a dividend. The receipt of cash will not be treated as a dividend if the exchange meets one of the following three tests:

  •
  the exchange results in a "complete termination" of your equity interest in the Company;

  •
  the exchange is "substantially disproportionate" with respect to you; or

  •
  the cash received is "not essentially equivalent to a dividend" with respect to you.

        For purposes of these tests, in addition to the shares you actually own, you will be deemed to own constructively certain shares under the constructive ownership rules of section 318 of the Internal Revenue Code. Generally, the constructive ownership rules under section 318 of the Internal Revenue Code treat a shareholder as owning:

  •
  shares of stock owned by certain relatives, related corporations, partnerships, estates or trusts, and

  •
  shares of stock the shareholder has an option to acquire.

        Because the constructive ownership rules are complex, you should consult your tax advisor as to the applicability of these rules.

        Complete termination test.    You will satisfy the "complete termination" test if you completely terminate your direct and constructive ownership interest in the Company. If you would otherwise satisfy the complete termination requirement but for your constructive ownership of shares held by family members, you may, in certain circumstances, be entitled to disregard such constructive ownership. You should check with your own tax advisor as to whether you would be entitled to disregard such constructive ownership and the required filings with the Internal Revenue Service pursuant to such a decision.

        Substantially disproportionate distribution test.    The receipt of cash for your shares will be treated as "substantially disproportionate" with respect to you if immediately after the merger you actually and constructively own less than 50% of the total combined voting power of all classes of our common stock and your percentage interest in the Company (i.e., the number of voting shares actually and constructively owned by you divided by the number of outstanding shares) is less than 80% of your percentage interest in the Company immediately prior to the merger.

        Not essentially equivalent to a dividend test.    You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your percentage interest in the Company, as described above, constitutes a "meaningful reduction of your proportionate interest" given your particular facts and circumstances. The Internal Revenue Service has indicated in published rulings that a minority shareholder whose relative stock interest is minimal (i.e., less than 1%) and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" generally if the shareholder has some reduction in the shareholder's stock ownership percentage.

        If you satisfy one of these three tests, you should recognize gain or loss on the exchange of your stock as a result of the merger, and the merger consideration should not be treated as a dividend. If you do not satisfy one of these three tests, you will be treated as having received a dividend to the extent of our current and accumulated earnings and profits, which we anticipate will be sufficient to cover the amount of any such dividend. If the merger consideration is treated as a dividend to you, the full amount of the merger consideration will be includible as dividend income, without reduction for the tax basis of your shares. If the exchange is treated as a dividend, your tax basis in the shares sold generally will be added to your tax basis in your remaining shares. To the extent that cash received in exchange for shares is treated as a dividend to a corporate shareholder, the shareholder may be: (i) eligible for a dividends-received deduction (subject to applicable limitations); and (ii) subject to the "extraordinary dividend" provisions of the Internal Revenue Code. To the extent, if any, the cash received by you exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of your tax basis in the shares surrendered and thereafter as a capital gain.

        Federal income tax consequences to the Company and the Bank.    Neither the Company nor the Bank will recognize gain or loss for U. S. federal income tax purposes as a result of the merger.

        Backup withholding.    You may be subject to backup withholding on any cash consideration that you receive in connection with the merger. Backup withholding will not apply, however, if you:

  •
  furnish to the Company a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the date of the completion of the merger;

  •
  provide a certification of foreign status on Form W-8 or successor form; or

  •
  are otherwise exempt from backup withholding.

        Backup withholding is not an additional tax but is credited against the federal income tax liability of the taxpayer subject to the withholding. If backup withholding results in an overpayment of a taxpayer's federal income taxes, that taxpayer may obtain a refund from the Internal Revenue Service.

        This discussion is not intended to be a complete analysis or description of all potential U. S. federal income tax consequences of the merger, and this discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly encouraged to consult with your own tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the merger that are applicable to you.

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma balance sheet as of September 30, 2003 and unaudited statement of income for the year ended December 31, 2002, gives effect to the proposed merger. This information should be read together with our historical financial information contained in, or incorporated by reference into, this proxy statement. The unaudited pro forma financial information has been prepared on a consolidated basis and assumes that:

  •
  the merger occurs as of September 30, 2003 for purposes of the balance sheet, and as of January 1, 2002 for purposes of the statement of income;

  •
  a total of 5,714 shares of our common stock are exchanged for cash in the merger at a price of $145 per share, or approximately $828,530 in the aggregate;

  •
  a total of $98,500 in merger-related costs and expenses is incurred in connection with the merger, $46,025 of which is incurred prior to September 30, 2003;

  •
  a dividend in the amount of $600,000 is paid to the Company from the Bank;

  •
  the reduction in equity capital resulted in an equal reduction of Federal Funds sold, and that lost income, net of tax effect, on Federal Funds sold is calculated at a rate of 1.0% for the year ended December 31, 2002; and

  •
  none of the anticipated annual cost savings are realized.

        The unaudited pro forma information is for illustrative purposes only. The financial results may have been different had the merger actually taken place at the respective time periods specified. You should not rely on the pro forma financial information as being indicative of our future results.

UNAUDITED PRO FORMA BALANCE SHEET
as of September 30, 2003

	Actual	Effect of Transaction	Pro Forma	Notes to Balance Sheet
	(dollars in thousands, except per share data)
Cash and due from banks	$4,505	$(881)	$3,624	(1)
Interest-bearing deposits w/ banks	4,254		4,254
Securities	56,119		56,119
Federal Funds sold	8,475		8,475
Loans and leases (net of allowance)	72,912		72,912
Premises and fixed assets	2,638		2,638
Other assets	1,563		1,563

Total assets:	$150,466	$(881)	$149,585

Deposits	$133,645		$133,645
Other borrowed money	0		0
Other liabilities	894		894

Total liabilities:	$134,539		$134,539

Common stock	$575		$575
Surplus	825		825
Retained earnings	14,219	(52)	14,166	(2)
Less: treasury stock	(6)	(829)	(834)	(3)
Accum. other comp. income	314		314

Total shareholders' equity:	$15,927	$(881)	$15,046

Book value per share	$138.67		$137.86

Notes to Balance Sheet

(1)
Reflects a decrease in cash of approximately $881,000 as a result of the payment of the cash merger consideration and additional anticipated merger-related expenses to be incurred subsequent to September 30, 2003. Of this amount, approximately $281,000 is attributable to cash on hand at the holding company and $600,000 is attributable to the proceeds of a $600,000 cash dividend paid to us by the Bank.

(2)
Reflects a decrease in retained earnings as a result of the additional anticipated merger-related expenses to be incurred subsequent to September 30, 2003.

(3)
Reflects an increase in treasury stock as a result of the acquisition of shares of common stock in connection with the merger, which results in a decrease in equity capital.

UNAUDITED PRO FORMA STATEMENT OF INCOME
for the year ended December 31, 2002

	Actual	Effect of transaction	Pro forma	Notes
Interest income
Interest and fees on loans	$5,715		$5,715
Interest on investment securities	2,193		2,193
Interest on Federal Funds sold	132	(6)	126	(1)
Other	145		145

Total interest income	$8,185	$(6)	$8,179
Interest expense
Interest on deposits	$3,805		$3,805
Federal funds purchased	0		0
Interest on borrowed funds	0		0
Other interest	0		0

Total interest expense	$3,805		$3,805
Net interest income	$4,380	$(6)	$4,374

Provision for loan losses	$130		$130
Noninterest income
Service charges	$600		$600
Commissions income	81		81
Other operating revenue	151		151

	$832		$832
Noninterest expense
Salaries and employee benefits	$1,690	$0	$1,690
Occupancy and equipment expense	483	0	483
Other expenses	879	99	978	(2)

Total noninterest expenses	$3,052	$99	$3,151
Income before income tax expense	$2,030	$(105)	$1,925
Income tax expense / credit	$(618)	$36	$(582)

Net income	$1,412	$(69)	$1,343

Net income per share	$12.29		$12.31

Notes to Statement of Income

(1)
Reflects loss of interest income as a result of a decrease in Federal Funds sold.

(2)
Reflects estimated merger-related costs and expenses.

MARKET FOR SECURITIES AND DIVIDEND INFORMATION

        Although our common stock is registered with the Securities and Exchange Commission, there is no established trading market for our common stock, and no market is expected to develop following the merger. No registered broker/dealer makes a market in our stock, and our stock is not listed or posted on any stock exchange or automated quotation system. We act as the transfer agent and registrar for our common stock.

        Occasionally, we become aware of trades in our common stock and the prices at which these trades were executed. The following table shows:

  •
  the high and low sales price for all sales of our common stock known to us during the period indicated for each of the most recent eight completed quarters;

  •
  the number of transactions known to us that occurred during each quarter;

  •
  the total number of shares of our common stock traded in those transactions; and

  •
  the cash dividends declared on our common stock during each quarter.

	Market Price
			Number of Transactions	Number of Shares	Per Share Cash Dividends
	Low	High
2001
Fourth Quarter	$40	$40	6	750	$1.35
2002
First Quarter	$40	$40	3	750	N/A
Second Quarter	$40	$40	4	660	N/A
Third Quarter	$40	$40	4	558	N/A
Fourth Quarter	$40	$40	5	2,302	$1.50
2003
First Quarter	$40	$40	2	1,504	N/A
Second Quarter	$40	$40	3	360	N/A
Third Quarter	N/A	N/A	0	0	N/A

        We are not aware of any other trades in common stock that have occurred since the third quarter of 2003. However, because we may not become aware of all trades of our common stock, the trades described above may not include all trades that have occurred since October 1, 2001. The prices given are the result of limited trading and may not be representative of the actual fair value of our common stock. We have not repurchased any shares of our common stock during the most recent eight completed quarters.

        We paid no cash dividends during 2003. Our board of directors, in its sole discretion, will determine whether to declare and pay dividends in the future. The board of directors does not anticipate that the proposed merger will have a material effect of our dividend policy. However, any future declaration and payment of dividends will depend on, among other factors, our results of operations and financial condition, future prospects, regulatory capital requirements and other factors deemed relevant by our board of directors. In addition, because we do not engage or presently intend to engage in separate business activities of a material nature, our ability to pay dividends to our shareholders will continue to depend upon the dividends that we receive from the Bank, which is also subject to legal and regulatory restrictions on the payment of dividends

THE SPECIAL MEETING

Date, time and place

        The special meeting will be held on February 11, 2004 at 3:00 p.m., local time, at our main office, located at 841 West Main Street, Ville Platte, Louisiana.

Purposes of the meeting

        At the meeting, you will consider and act upon the following matters:

  •
  a proposal to approve and adopt the Agreement and Plan of Merger by and between Citizens Bancshares, Inc. and Citizens Interim Company and the transactions contemplated by the merger agreement; and

  •
  any other matters that may properly come before the shareholders at the special meeting or any adjournment of the special meeting.

        The matters to be considered at the special meeting are more fully described in this proxy statement. The merger is more fully described in the section of this proxy statement titled "The Proposed Merger," beginning on page 47. The primary purpose of the merger is to enable us to reduce the total number of record shareholders to fewer than 300 persons, allowing us to terminate the registration of our common stock under the Securities Exchange Act and thereby avoid the significant costs and personnel time commitment necessary for compliance with the Securities and Exchange Commission's reporting requirements and the other additional material costs associated with being a reporting company. The merger will also provide a source of liquidity for shareholders owning fewer than 60 shares. The full text of the merger agreement is attached as Appendix A to this proxy statement.

Board of directors' recommendation

        After careful consideration, our board of directors unanimously determined that the merger is advisable and fair to and in the best interests of our Company and shareholders and unanimously approved the merger agreement and the transactions contemplated by the agreement. Our board of directors recommends that you vote "FOR" the proposal to approve and adopt the merger agreement and the transactions contemplated by the agreement. For a discussion of the factors considered by the board in reaching its decision to recommend and approve the merger agreement and the merger, see the section titled "Special Factors—Recommendation of our board of directors," beginning on page 29.

Record date

        Shareholders of record at the close of business on January 2, 2004, the record date for the special meeting, are entitled to notice of, to attend and to vote at, the shareholders' meeting. As of the record date, there were 114,855 shares of common stock issued and outstanding, held of record by 475 shareholders. Each share entitles the holder to one vote on all matters to come before a vote of the shareholders at the meeting.

Solicitation of proxies

        We will pay the expenses of soliciting proxies to be voted at the special shareholders' meeting. In addition to soliciting proxies through the mails, directors, officers and other employees of the Company or the Bank may solicit proxies in person, by telephone or by facsimile. None of these persons will receive additional compensation for their efforts during this solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. After the original mailing of the proxies and other solicitation materials, we request that brokers, custodians, nominees and other record holders of common stock forward copies of this proxy statement, proxy and solicitation materials to beneficial owners for whom they hold shares.

Adjournment and postponement

        Shareholders may be asked to vote upon a proposal to adjourn or postpone the special meeting. Any adjournment or postponement could be used for the purposes of allowing additional time for soliciting votes from our shareholders to approve and adopt the matters to be considered at the special meeting or to satisfy other conditions to the completion of the merger that we elect to satisfy prior to seeking a vote of our shareholders in connection with the merger.

Votes needed for a quorum

        A quorum of shareholders is necessary to have a valid meeting of our shareholders. The holders of a majority of the shares of our common stock entitled to vote at the shareholders' meeting must be present at the meeting, either in person or by a properly executed proxy, to establish a quorum. The shares owned by shareholders present at the meeting or represented at the meeting by a properly executed proxy, but who abstained from voting on the merger proposal, and broker non-votes will be treated as shares that are present and entitled to vote at the shareholders' meeting for determining whether a quorum exists, but will not be counted as a vote cast in favor of the merger proposal.

Vote required to approve the merger

        If a quorum is present at the meeting, the merger proposal must be approved by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of our common stock present in person or by proxy at the special meeting.

        As of the record date for the special meeting, our executive officers and directors owned beneficially in the aggregate 28,908 shares, or approximately 25.17% of our outstanding common stock. See the section titled "Security Ownership of Management and Certain Shareholders," beginning on page 56, for beneficial ownership information relating to our executive officers and directors.

        A majority vote of unaffiliated shareholders is not required to approve the merger proposal.

How to vote by proxy

        The proxy accompanying this proxy statement is solicited by our board of directors for use at the special meeting. We encourage you to attend the special meeting, and execution of a proxy will not affect your right to attend the meeting and to vote in person. However, to ensure that your shares are voted in accordance with your wishes and that a quorum is present at the meeting so that we can transact business, we urge you to complete, sign and return the enclosed proxy sheet as promptly as possible in the enclosed, self-addressed, stamped envelope. Your prompt response will help reduce proxy solicitation costs, which are paid for by the Company.

        Please complete, date and sign the accompanying proxy sheet and promptly return it in the enclosed envelope or otherwise mail it to Citizens Bancshares, Inc., P. O. Box 598, Ville Platte, Louisiana 70586, Attn: Carl Fontenot, President. All properly executed proxies that we receive prior to the vote being taken at the meeting will be voted as indicated on the proxy unless the proxy is revoked prior to its exercise. If you execute a proxy sheet, but do not specify a choice on the merger proposal, your proxy will be voted in favor of the merger proposal at the special meeting. You have the unconditional right to revoke your proxy by delivering to the Secretary of the Company, prior to the time that the proxy is voted:

  •
  a written, dated instrument stating that the proxy is revoked; or

  •
  a subsequent proxy that is signed by the person entitled to vote the shares.

However, mere attendance at the shareholders' meeting will not of itself revoke a proxy.

        If your shares are not registered in your name (i.e. they are registered in "street name" by a broker, bank or other nominee) and you intend to vote the shares in person at the special meeting, you will need additional documentation from the record holder evidencing your authority to vote the shares.

        We are not aware of any other matters to be acted upon at the special shareholders' meeting. If, however, any other matters unknown to us within a reasonable time before this solicitation are properly brought before the meeting, the persons named as proxy holders, acting under the proxy, will have discretion to vote on those matters, in accordance with their best judgment. However, your proxy would not confer authority to the persons named in the proxies to vote to postpone or adjourn the special meeting.

Submission of shareholder proposals for the 2004 annual meeting

        The deadline for submission of shareholder proposals for inclusion in the proxy statement for the 2004 annual meeting of our shareholders has passed. For any proposal that is sought to be presented directly at the 2004 annual meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) we receive notice of the proposal before the close of business on January 23, 2004 and advise our shareholders in the proxy statement for the 2004 annual meeting about the nature of the matter and how management intends to vote on the matter, or (b) we do not receive notice of the proposal prior to the close of business on January 23, 2004. Notices of intention to present proposals at the 2004 annual meeting should be addressed to Carl W. Fontenot, President/Chief Executive Officer, Citizens Bancshares, Inc., 841 West Main Street, P.O. Box 598, Ville Platte, Louisiana 70586.

THE PROPOSED MERGER

        At the special meeting, you will be asked to consider a proposal to approve the Agreement and Plan of Merger by and between Citizens Bancshares, Inc. and Citizens Interim Company and the transactions contemplated by the merger agreement. This section describes the material aspects of the proposed merger, including the merger agreement. While we believe that the description covers the material terms of the proposed merger, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to in this proxy statement, including the merger agreement attached to this proxy statement as Appendix A, for a more complete understanding of the merger. The discussion is qualified in its entirety by reference to the merger agreement.

Parties to the merger

        Citizens Bancshares, Inc.    We are an independent, community-owned bank holding company based in Ville Platte, Louisiana. We were incorporated as a Louisiana corporation in 1983 for the purpose of becoming a bank holding company by acquiring all of the outstanding stock of Citizens State Bank, which is a Louisiana state bank based in Ville Platte, Louisiana.

        Our principal activities are providing assistance in the management and coordination of the financial resources of the Bank and providing capital, business development and long-range planning services for the Bank. We derive our revenues primarily from the operations of the Bank in the form of dividends paid to us from the Bank. We may also receive tax benefits from any losses of the Bank.

        As of September 30, 2003, on a consolidated basis, we had total assets of approximately $150,466,000, total loans (net of unearned income and allowance for loan and lease losses) of approximately $72,912,000, total deposits of approximately $133,645,000 and shareholders' equity of approximately $15,927,000. Our principal executive offices are located at 841 West Main Street, Ville Platte, Louisiana, and our telephone number is (337) 363-5643.

        Citizens Interim Company.    The interim company is a newly-formed Louisiana corporation and wholly-owned subsidiary of Citizens Bancshares organized solely for the purpose of facilitating the proposed transaction. The interim company will merge with and into our Company and will cease to exist after the merger. The interim company has no significant assets, liabilities or shareholders' equity and has conducted no material activities other than those incidental to its formation, its negotiation and execution of the merger agreement, and its assistance in preparing various Securities and Exchange Commission filings related to the proposed transaction. The principal executive offices of the interim company are located at 841 West Main Street, Ville Platte, Louisiana, and its telephone number is (337) 363-5643.

Structure of merger

        The merger has been structured so that, upon consummation of the merger, we will be in a position to terminate the registration of our common stock under the Securities Exchange Act. To terminate our registration, we must have fewer than 300 record shareholders.

        We have recently organized Citizens Interim Company as a wholly-owned subsidiary to facilitate the merger transaction. The interim company will be merged with and into our Company in accordance with the terms of the merger agreement, and our Company will be the surviving corporation in the merger. If completed, the merger will have the following effects:

  •
  Each share of common stock owned by a shareholder owning at least 60 shares of common stock as of the record date for the merger will remain outstanding and continue to represent one share of common stock.

  •
  Each share of common stock owned by a shareholder owning fewer than 60 shares of common stock as of the record date for the merger will be converted into the right to receive a cash payment of $145 per share, unless the shareholder is entitled and elects to dissent from the merger. If your shares are converted into cash as a result of the merger, you will not have to pay any service charges or brokerage commissions in connection with the merger or payment of the cash consideration. After the merger, you will have no further interest in the Company.

        If the merger is effected with the approval of the holders of less than 80% of our outstanding common stock, you will be entitled to dissent from the merger by following the procedures set forth in Section 131 of the Louisiana Business Corporation Law (La. Rev. Stat. §12:131) and receive the fair value of your shares of common stock. For a more complete discussion of the rights of shareholders to dissent from the merger, please read the section entitled "The Proposed Merger—Dissenting shareholders," beginning on page 51. We have also included a copy of Section 131 as Appendix B to this proxy statement.

        When the ownership minimum will be measured.    The board of directors has fixed a record date for determining how many shares of common stock each shareholder owns and whether that shareholder owns the ownership minimum. The record date for the merger will be January 23, 2004. Accordingly, if you wish to restructure your ownership interest or acquire additional shares of common stock from third parties to obtain the ownership minimum, you must do so by January 23, 2004. Transfers occurring subsequent to January 23, 2004 will not be taken into consideration for the purposes of determining the shares that will be converted into the cash merger consideration as a result of the merger.

        Please note that the record date for the merger, January 23, 2004, is not the same as the record date for the special meeting, January 2, 2004. The record date for the special meeting has been fixed to determine the shareholders who are entitled to notice of, to attend and to vote at the special shareholders' meeting while the record date for the merger has been fixed to determine the treatment of shares under the merger agreement.

        How to determine ownership minimum.    We will determine who is considered to be a record shareholder in accordance with Rule 12g5-1 under the Securities Exchange Act, with one exception: any shares held of record in "street name" by a broker, bank or other nominee will be deemed to be held by the beneficial owner of the shares.

        Under Rule 12g5-1, shares are deemed to be "held of record" by the person who is identified as the owner of the shares on the books and records of the corporation, subject to certain additional rules, including the following:

  •
  Shares held of record by a corporation, a partnership, a trust or other organization are deemed to be held by the entity or organization as one person and not by its individual shareholders, members or other beneficial owners.

  •
  Shares held of record by one or more persons as trustees, executors, guardians, custodians or in other fiduciary capacities with respect to a single trust, estate or account are deemed to be held by the trust, estate or account as one person and not by the fiduciary or fiduciaries.

  •
  Shares held of record by two or more persons as co-owners are deemed to be held by one person.

  •
  Shares held subject to a voting trust, deposit agreement or similar arrangement are deemed to be held of record by the record holders of the voting trust certificates, certificates of deposit, receipts or similar evidences of interest in such securities.

        The number of shares owned by a record shareholder will be calculated separately from all other record shareholders. This means that if you own shares of record in several capacities, you will not be permitted to combine these shares together for purposes of determining the ownership minimum. Rather, the shares owned in each capacity will be considered independently. For example, if you own 60 shares of record in your own name, 40 shares of record in your individual retirement account, 20 shares jointly of record with your wife and 10 shares of record by a corporation that you control, you would receive cash for the shares held of record in your individual retirement account, the shares jointly of record with your wife and the shares of record by a corporation that you control. The shares that you own in your own name would remain outstanding following the merger.

        Reasons for ownership minimum.    As discussed above, to remain a shareholder, you must own at least 60 shares of common stock as of the record date for the merger. The 60 share ownership minimum was selected for a number of reasons, including to ensure that:

  •
  we would have fewer than 300 shareholders of record, enabling us to terminate the registration of our common stock;

  •
  our shareholders would have the ability to make limited transfers (e.g., for estate planning purposes or otherwise) of their stock following the merger; and

  •
  we would have sufficient flexibility to issue stock in the future for corporate purposes, including raising equity capital for our Company or the Bank or attracting and retaining qualified employees, directors or executive officers.

        Out of a total of 475 record shareholders, approximately 223 shareholders owned of record at least 60 shares of our common stock as of the record date for the special meeting. These shareholders owned, in the aggregate, approximately 95.03% of the issued and outstanding shares of our common stock as of the record date for the special meeting.

        Management also considered ownership minimums of 75 and 100 shares, respectively. Management ultimately determined that, as between the alternatives considered, a 60-share ownership minimum would enable the Company to retain the greatest number of shareholders and would result in the least amount of capital reduction to the Bank. In addition, in light of the objectives set forth above, management determined that the 60-share ownership minimum would still enable the Company to terminate its Securities Exchange Act registration as a result of the merger and, thereafter, to remain exempt from the Securities and Exchange Commission's reporting requirements by maintaining a shareholder base of fewer than 300 record shareholders, with a comfortable margin. Management did not consider ownership minimums of fewer than 60 shares.

Conversion and exchange of stock certificates

        When the merger is completed, each share of common stock owned by a shareholder who owns fewer than 60 shares as of the record date for the merger will automatically be converted into the right to receive the cash consideration, without any further action by the shareholder. As soon as practicable after the merger is completed, we will mail to each shareholder entitled to receive the cash merger consideration a transmittal letter and instructions for use in surrendering his stock certificates. The cash merger consideration will be delivered only after the shareholder deliver his stock certificates to us along with the letter of transmittal and any other required documents.

        A shareholder who is entitled to receive cash for his shares as a result of the merger will not be entitled to any dividends or other distributions declared after the effective time of the merger with respect to those shares, regardless of whether the shareholder has surrendered his stock certificates to the Company. Shareholders will, however, be entitled to any dividends on shares of common stock declared prior to the date on which the merger becomes effective, even if the dividend is not paid until after the time the merger is completed.

        Shareholders will not receive any interest, and no interest will accrue, on the merger consideration between the date we complete the merger and the date the shareholder receives the merger consideration. No service charge will be payable by shareholders in connection with the cash payments or otherwise, and all expenses will be borne by the Company.

        We will not be liable to any former shareholder for any amount delivered in good faith to a public official under any applicable abandoned property, escheat or similar laws. If your stock certificate has been lost, stolen or destroyed, we will issue the consideration due to you under the merger agreement upon receipt of appropriate evidence of the loss, theft or destruction, appropriate evidence of your ownership of the shares, and your indemnification of us. In our discretion, we may also require an indemnity bond.

        Please do not surrender your stock certificates until you receive the letter of transmittal.

Interest of certain persons in the merger

        Our executive officers and directors who are also shareholders will participate in the merger in the same manner and to the same extent as all of the other shareholders of the Company. Executive officers and directors of the interim company who are also shareholders of our Company will participate in the merger in the same manner and to the same extent as all of the other shareholders of the Company See "Special Factors—Determination of the terms of the merger" and "—Financial fairness," beginning on page 17. However, all of the directors and executive officers of the Company and the interim company own at least 60 shares and will, therefore, retain their shares as a result of the merger, unlike many other shareholders who will be required to relinquish their interest in the Company as a result of the merger.

        In addition, if the merger is completed, the respective ownership percentages of each of the directors and executive officers, as well as each of the other shareholders who remain a shareholder following the merger, will increase. If the merger was completed on the record date for the special meeting, the collective ownership interest of our directors and executive officers would have increased from 25.17% to approximately 26.49%. See "Security Ownership of Management and Certain Shareholders," beginning on page 56.

Dissenting shareholders

        If the merger is effected upon the approval of the holders of less than 80% of our outstanding common stock, you may elect to dissent from the merger by following the procedures set forth in section 131 of the Louisiana Business Corporation Law and receive payment of the fair value of your shares. These provisions establish the exclusive means by which you may exercise your right to dissent from the merger. If the merger is approved by the holders of at least 80% of our outstanding common stock, you will not be entitled to dissenters' rights. We have attached a copy of section 131 of the Louisiana Business Corporation Law as Appendix B to this proxy statement, which we urge you to read carefully. The following is a summary of the dissenters' rights provisions and is qualified in its entirety by reference to the statute. Because it is a summary, it may not contain all of the information that is important to you.

        To dissent from the merger, you will be required to deliver to us a written objection to the merger agreement before the shareholder vote on the merger agreement. Thereafter, you must vote against the proposal to approve and adopt the merger agreement. A vote against the proposal to approve and adopt the merger agreement, without submitting the written objection, is not sufficient to satisfy the notice requirement. Please remember that a shareholder who executes and returns an unmarked proxy card will have his shares voted "FOR" the merger agreement and, as a consequence, that shareholder will be foreclosed from exercising rights as a dissenting shareholder.

        If the merger agreement is approved by the holders of less than 80% of our outstanding common stock, we will promptly notify in writing by mail, after the merger is completed, each shareholder who filed the written objection described above and voted against the merger. Each of these shareholders is referred to in this section as a "dissenting shareholder." Within 20 days after we mail the notice of shareholder approval, the dissenting shareholder must file with us his written demand for the fair value of his shares of stock, valued as of the day before the merger was completed. In addition to stating the value that he is demanding, the written demand must provide a post office address to which we may respond.

        At the same time, the dissenting shareholder will be required to deposit his stock certificates in escrow at a bank or trust company located in Evangeline Parish. The certificates must be duly endorsed and transferred to us upon the sole condition that we pay the dissenting shareholder the value of his shares as determined under the dissenters' rights provisions. To verify the deposit in escrow, the dissenting shareholder will be required to deliver to us a written acknowledgement of the depository bank or trust company that holds his shares. If the dissenting shareholder fails to make and deliver the objection, written demand and acknowledgement within the prescribed time period, he will conclusively be presumed to have accepted the terms of the merger agreement.

        Within 20 days after we have received the dissenting shareholder's written demand and acknowledgement, we will notify the dissenting shareholder in writing if either (i) we disagree with the value demanded or (ii) we take the position that no payment is due to him. If we determine that a payment is due to him, we will state in the notice of disagreement the price deemed by us to be the fair value of his shares. If we fail to respond timely to the dissenting shareholder's written demand and acknowledgement, we will be liable for the amount that he has demanded.

        Thereafter, if any disagreement remains with respect to the fair value of the dissenting shareholder's shares of stock, he may file suit against us in a Evangeline Parish district court requesting that the court determine the fair value of his shares of stock as of the day before the merger was effected. If the dissenting shareholder is entitled to file a suit under the provisions of section 131 of the Louisiana Business Corporation Law, but fails to file within 60 days after he receives the notice of disagreement, he will be deemed to have accepted (i) our statement that no payment is due if we have contended that no payment is due, or (ii) the value for his shares as fixed by us in the notice of disagreement.

        The dissenting shareholder will cease to have any of the rights of a shareholder, except the rights under the dissenters' rights provisions, when he files his written demand for the fair value of his shares of stock. The dissenting shareholder will have the unconditional right to withdraw his demand to proceed under the dissenters' rights provisions and accept the terms offered under the merger agreement at any time before he receives the notice of disagreement from us. After he receives the notice of disagreement, he will be required to obtain our written consent before he may withdraw his demand to proceed under the dissenters' rights provisions. If he withdraws his demand or if he otherwise loses his right to dissent from the merger, he will receive the consideration to which he is entitled under the merger agreement.

        If you do not follow the prescribed procedures, you will not be entitled to dissenters' rights with respect to your shares.

        Because of the complexity of the procedures necessary to exercise the rights of a dissenting shareholder, we recommend that any shareholder wishing to exercise the right to dissent consult with his own legal counsel.

Conditions to consummation of the merger

        The boards of directors of the Company and the interim company have unanimously approved the merger agreement and authorized the consummation of the merger, and the Company, as the sole shareholder of the interim company, has approved the merger. The completion of the merger depends upon a number of events, including:

  •
  the approval of the merger agreement by our shareholders;

  •
  the receipt of all required regulatory approvals, if any (see "The Proposed Merger—Regulatory approvals," beginning on page 53);

  •
  the accuracy of the representations and warranties of each of the parties as of the date of the merger agreement and the effective date of the merger; and

  •
  the satisfaction of certain obligations by the parties as more fully set forth in Article V of the merger agreement.

Amendment or termination of the merger agreement

        The merger agreement may be amended at any time before the merger is consummated by mutual written agreement of the boards of directors of our Company and the interim company, generally without the necessity of further action by our shareholders. However, shareholder approval is required for any modification or amendment that:

  •
  changes the amount or kind of consideration that you will receive for your shares;

  •
  changes any provision of our articles of incorporation; or

  •
  changes any of the terms of the merger agreement if the change would adversely affect your rights as a shareholder.

        No amendments or modifications to the merger agreement are presently contemplated. However, if there is any material amendment to the merger agreement before the shareholders' meeting, we will notify you and provide you with information relating to the amendment prior to the meeting.

        The merger agreement may be terminated by the mutual consent in writing of our Company and the interim company at any time before the merger is completed. At this time, the parties have no intention of terminating the merger agreement.

Representations and warranties

        The merger agreement contains certain representations and warranties made by the interim company and us, including representations and warranties with respect to our individual organizations and authorizations to enter into the merger transaction.

Effective time of the merger

        We are working to complete the merger by the end of February 2004 to avoid any further reporting obligations. However, delays in obtaining shareholder approval could delay completion of the merger.

        We expect that the merger will become effective at the time of the certificate of merger has been recorded by the Secretary of State of the State of Louisiana. The certificate of merger will be filed as soon as practicable following the satisfaction or waiver of all of the conditions precedent to the consummation of the merger. We cannot assure you that all conditions to the merger contained in the merger agreement will be satisfied or waived. See "—Conditions to consummation of the merger," beginning on page 52.

Regulatory approvals

        In addition to shareholder approvals, completion of the merger is subject to the receipt of all required regulatory approvals, if any. As described above, we intend to fund a portion of the cash merger consideration and merger-related expenses from the proceeds of a special dividend paid to us by the Bank. The payment by the Bank of the special dividend may be subject to the prior approval of the Office of Financial Institutions of the State of Louisiana if the amount of the dividend exceeds the net retained earnings of the Bank to date this year, combined with the net retained earnings of the Bank for last year. The exact amount of the cash consideration needed to fund the acquisition of our common stock will not be determinable until the time the merger is completed. However, we do not expect that the amount of the required dividend will exceed $2.1 million, which is the approximate amount of the Bank's net retained earnings for the first nine months of 2003, combined with the net retained earnings of the Bank for last year. Accordingly, we do not expect that prior regulatory approval of the payment of the special dividend will be required.

        A bank holding company may not repurchase its own stock without the approval of the Federal Reserve Board if the consideration to be paid, together with the consideration paid for any other repurchases in the preceding twelve months, is equal to 10% or more of its net worth. This requirement, however, does not apply if the holding company is "well-capitalized" after giving effect to the proposed repurchase, "well-managed" and not subject to any unresolved supervisory issues. We do not expect the repurchase of our shares to require the prior approval of the Federal Reserve Board because the consideration to be paid is not expected to equal 10% or more of our net worth. If the merger was completed as of the record date for the special meeting, the cash merger consideration would have constituted approximately 5% of our net worth. Even so, we are "well-managed" and not subject to any unresolved supervisory issues and would expect to be "well-capitalized" after giving effect to the proposed repurchase. See "Special Factors—Funding the merger," beginning on page 28.

        We are not aware of any other regulatory approvals required for completion of the merger. Should any other regulatory approvals be required, we anticipate, but cannot guarantee, that any and all required regulatory approvals would ultimately be obtained. However, the receipt of any required regulatory approvals would reflect only the view of that regulatory body that the transaction does not contravene applicable law. The approval would not include any evaluation that the transaction is in your best interests. No regulatory approval should be interpreted as an opinion that the regulatory body has considered the adequacy of the terms of the merger or that the merger is favorable to you from a financial point of view. The receipt of any regulatory approval in connection with the proposed transaction would in no way constitute an endorsement of, or recommendation for, the merger.

Expenses of the merger

        We estimate that merger-related expenses, consisting primarily of financial advisory fees, Securities and Exchange Commission filing fees, fees and expenses of our attorneys and accountants, and other related charges, will total approximately $98,500, assuming the merger is completed. This amount consists of the following estimated fees:

Description	Amount
Legal fees and expenses	$70,000
Advisory fees and expenses	15,000
Accounting fees and expenses	1,500
Filing fees	67
Printing, solicitation and mailing costs	10,000
Miscellaneous expenses	1,933

Total	$98,500

Anticipated accounting treatment

        We anticipate that we will account for the purchase of our common stock in the merger as a treasury stock transaction.

Operations of the Company and the Bank following the merger

        Following the merger, we expect the operations and business of the Company and the Bank to continue substantially in the same manner as they are currently being conducted. The executive officers and directors of the Company and the Bank immediately prior to the merger will be the executive officers and directors of the Company and the Bank after the merger. The corporate existence of neither the Company nor the Bank will be affected by the merger, and the articles of incorporation and bylaws of the Company and the Bank will remain in effect and unchanged by the merger. After the merger is completed, the Company and the Bank will continue to be regulated by the same bank regulatory agencies as before the merger, and the Bank's deposits will continue to be insured by the Federal Deposit Insurance Corporation.

        As a result of the payment of the cash merger consideration and merger-related expenses incurred after September 30, 2003, we expect that our equity capital will decline by approximately $881,000, assuming that we acquire in the merger only those shares of common stock held by shareholders owning fewer than 60 shares as of the record date for the special meeting. In addition, the lost earnings that would have otherwise been recognized on the equity capital utilized in the merger (estimated to be approximately $6,000 on the $600,000 dividend paid to us by the Bank), will have a negative impact on our net income. See "Pro Forma Consolidated Financial Information," beginning on page 41.

        On the other hand, we expect to terminate the registration of our common stock under the Securities Exchange Act following the merger. By terminating our registration, we would not, among other things, be required to prepare and file with the Securities and Exchange Commission annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, proxy statements on Schedule 14A or periodic reports on Form 8-K. For more information on the effects of terminating our registration, please see the section titled "The Proposed Merger—Purposes of and reasons for the merger proposal," beginning on page 15. Management expects immediate cost savings as a result of the termination of our reporting obligations and the reduction in our shareholder base. In addition, management expects greater long-term benefits to be realized through our ability to avoid anticipated cost increases associated with our remaining a public company following the implementation of the Sarbanes-Oxley Act of 2002 and the regulations promulgated under the Act. These cost savings are expected to have a positive impact on our net income.

        Other than as described in the proxy statement, we have no current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation, to sell or transfer any material amount of our assets, to change our board of directors or management, to change materially our indebtedness or capitalization, or otherwise to effect any material change in our corporate structure or business.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

        The following table sets forth information regarding beneficial ownership of common stock by:

  •
  each of our executive officers;

  •
  each of our directors; and

  •
  all of our directors and executive officers, as a group.

        A separate table below includes information regarding beneficial ownership of common stock by each person known by us to own beneficially more than 5% of our common stock.

        Under the rules of the Securities and Exchange Commission, beneficial ownership includes voting or investment power that is sole or shared. The percentage pre-merger beneficial ownership for the following tables is based upon 114,855 shares of common stock outstanding as of January 2, 2004. The percentage post-merger beneficial ownership for the following tables is based upon 109,141 shares of common stock outstanding and assumes the acquisition of all shares of our common stock held by shareholders owning fewer than 60 shares as of January 2, 2004.

        To our knowledge, unless indicated in the footnotes to the tables and pursuant to applicable community property laws, each person named in the tables has sole voting and investment power with respect to all shares of common stock attributed to him or her. The references to ownership are derived from the stock transfer books of the Company.

Management

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class (Pre-Merger)	Percent of Class (Post-Merger)
C. Brent Coreil	448		*	*
E. J. Deville	320		*	*
Bryan Fontenot	1,270		1.11%	1.16%
Carl W. Fontenot	9,152	(1)	7.97%	8.39%
Eugene S. Fontenot	8,196	(2)	7.14%	7.51%
Jules Hebert	2,444		2.13%	2.24%
Anita F. Melancon	450		*	*
Steven D. Phillips	255		*	*
Brod Veillon	536		*	*
K. Wayne Vidrine	1,073	(3)	*	*
Joseph West	405		*	*
Roderick Young	4,359	(4)	3.80%	3.99%

Directors and executive officers, as a group (12 persons)	28,908		25.17%	26.49%

Notes to beneficial ownership table

*
Represents less than 1.0% of the total outstanding shares of common stock

(1)
Includes 8,089 shares held of record jointly with his spouse and 151 shares held of record individually by his spouse and 555 shares held of record by Louisiana Land & Oil Co.

(2)
Includes 7,805 shares held of record by Euco Finance Company, Inc., over which Mr. Fontenot has the power to control the vote as majority shareholder and president.

(3)
Includes 280 shares over which Mr. Vidrine shares voting and investment power.

(4)
Includes 580 shares over which Mr. Young shares voting and investment power.

Principal Shareholders

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class	Percent of Class
Carl W. Fontenot 1243 Heritage Road Ville Platte, LA 70586	9,152	(1)	7.97%	8.39%
Eugene S. Fontenot 1902 Chicot Park Road Ville Platte, LA 70586	8,196	(2)	7.14%	7.51%
Percy J. Fontenot 5581 Vidrine Road Ville Platte, LA 70586	22,069	(3)	19.21%	20.22%
LaFourche Resources, Inc. 1243 Heritage Road Ville Platte, LA 70586	11,478	(4)	9.99%	10.52%

Notes to beneficial ownership table

(1)
Includes 8,089 shares held of record jointly with his spouse and 151 shares held of record individually by his spouse and 555 shares held of record by Louisiana Land & Oil Co.

(2)
Includes 7,805 shares held of record by Euco Finance Company, Inc., over which Mr. Fontenot has the power to control the vote as majority shareholder and president.

(3)
Includes 1,474 shares held of record by the Percy J. Fontenot Family Trust, 11,478 shares held of record by LaFourche Resources, Inc., 4,000 shares held of record by Percy J. Fontenot, Inc., 3,267 shares held of record by Evangeline Resources, Inc. and 1,850 shares held of record by Christmas Loan Company, over which Mr. Fontenot has the power to control the vote.

(4)
Represents shares also included in beneficial ownership of Percy J. Fontenot.

MANAGEMENT

General

        The directors of the Company are elected by our shareholders at our annual meeting and hold office until the next annual meeting or until their successors are chosen and qualify. The executive officers of the Company are elected by the board of directors of the Company and hold office at the board's discretion.

        The directors of the Bank are elected annually by the board of directors of the Company, as sole shareholder of the Bank, and hold office until the next annual meeting and until their successors are chosen and qualify. The executive officers of the Bank are elected by the board of directors of the Bank and hold office at the board's discretion.

Directors

        The following section sets forth certain information concerning the directors of the Company and the Bank. The business address and telephone number of each director listed below is c/o Citizens Bancshares, Inc., 841 West Main Street, Ville Platte, Louisiana 70586, (337) 363-5643.

        C. Brent Coreil, age 54, has been a director of the Company and the Bank since 2000. Mr. Coreil has been actively engaged in the practice of law since 1974 and has served as District Attorney of Evangeline Parish since 1997.

        E. J. Deville, age 70, has been a director of the Company and the Bank since 2000. He also serves on the audit committee of the Bank. Mr. Deville is a retired realtor and businessman.

        Bryan L. Fontenot, age 55, has been a director of the Company and the Bank since 2000. He also serves on the audit committee of the Bank. Mr. Fontenot is actively engaged in the business of farming.

        Carl W. Fontenot, age 60, has been a director of the Company since 1983 and the Bank since 1975. Mr. Fontenot is President and Chief Executive Officer of the Company and the Bank and serves on the executive committee of the Bank. Mr. Fontenot is the brother of director Anita F. Melancon.

        Eugene S. Fontenot, age 63, has been a director of the Company since 1983 and of the Bank since 1975. He also serves as Secretary of the Company and the Bank and on the executive committee of the Bank. Mr. Fontenot's principal occupation is President of Euco Finance Company, Inc.

        Jules Hebert, age 71, has been a director of the Company since 1983 and of the Bank since 1980. He also serves on the audit committee of the Bank. Mr. Hebert is the President of Farmers Gas Company, Inc., a propane and butane gas distributor.

        Anita F. Melancon, age 48, has been a director of the Company and the Bank since 2000. Ms. Melancon also serves as Vice President of the Company and the Bank and on the executive committee of the Bank. As her primary occupation, she has been employed as Assistant General Manager of Southwest Financial Corporation since 2001. Prior to that time, Ms. Melancon served as Public Relations/Education Director of Savoy Medical Center. Ms. Melancon is the sister of the President and director Carl W. Melancon.

        Steven D. Phillips, age 50, has been a director of the Company since the most recent annual meeting in 2003. Mr. Phillips is actively employed as a general contractor.

        Brod Veillon, age 53, has been a director of the Company and the Bank since 2000. He also serves on the executive committee of the Bank. Mr. Veillon has served as Assistant Adjutant General of the Louisiana Air National Guard since 2002, prior to which time he served as Commander and in other official capacities with the Louisiana Air National Guard. He also serves as Director of the Youth Challenge Program.

        K. Wayne Vidrine, age 46, has been a director of the Company and the Bank since 2000 and Treasurer of the Company since 1980. Mr. Vidrine also serves as Executive Vice President and Cashier of the Bank. Mr. Vidrine has been with the Bank in various capacities since 1980.

        Joseph West, age 41, has been a director of the Company and the Bank since 2000. He also serves on the audit committee of the Bank. Mr. West is actively employed as a general and residential contractor.

        Roderick Young, age 70, has been a director of the Company since 1983 and of the Bank since 1977. He also serves on the executive committee of the Bank. Mr. Young is a businessman and investor.

Executive officers

        The following section sets forth certain information concerning the executive officers of the Company and the Bank. The business address and telephone number of each executive officer listed below is c/o Citizens Bancshares, Inc., 841 West Main Street, Ville Platte, Louisiana 70586, (337) 363-5643.

        Carl W. Fontenot—See "—Directors," beginning on page 57.

        Eugene Fontenot—See "—Directors," beginning on page 57.

        Anita Melancon—See "—Directors," beginning on page 57.

Interim company

        The board of directors of the interim company consists of five members: Carl W. Fontenot, Eugene Fontenot, Anita Melancon, Brod Veillon and Roderick Young. Carl W. Fontenot, who serves as President, and Eugene Fontenot, who serves as Secretary-Treasurer, are the only executive officers of the interim company. For additional information concerning the directors and executive officers of the interim company, see "—Directors" and "—Executive officers" above. The business address and telephone number of each director and executive officer listed above is c/o Citizens Interim Company, 841 West Main Street, Ville Platte, Louisiana 70586, (337) 363-5643.

OTHER BUSINESS

        We know of no other business that is likely to, or may properly, be brought before the special shareholders' meeting. However, if other matters are properly brought before the meeting, the persons named in the enclosed proxy, unless otherwise instructed, will vote the shares represented by the proxy in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Because the merger is a "going private" transaction, the Company and the interim company have filed with the Securities and Exchange Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger and a Schedule 14A with respect to the proxy solicitation. This proxy statement is a part of the Rule 13e-3 Transaction Statement and constitutes a proxy statement of the Company for the special meeting. As permitted by Securities and Exchange Commission rules, this proxy statement does not contain all of the information that shareholders can find in the Rule 13e-3 Transaction Statement.

        You may read and copy any reports, statements or other information that we file, including the Rule 13e-3 Transaction Statement, at the Securities and Exchange Commission's public reference room in Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

        The Securities and Exchange Commission allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is contained directly in this document or in any other subsequently filed document that also is incorporated by reference in this proxy statement.

        This proxy statement incorporates by reference the documents listed below that we have filed previously with the Securities and Exchange Commission. They contain important information about our Company and its financial condition.

  •
  Our Annual Reports on Form 10-KSB for the years ended December 31, 1998 to December 31, 2002; and

  •
  Our Quarterly Reports on Form 10-QSB for the nine months ended September 30, 2003 and September 30, 2002.

        We also incorporate by reference any additional documents that we may file with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this document and the date of the special meeting. These may include periodic reports, such as annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K.

        We will provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, a copy of all documents incorporated by reference, excluding exhibits, unless the exhibits are specifically incorporated by reference as an exhibit to this proxy statement. Requests for copies of documents incorporated by reference in this proxy statement should be directed to:

      Carl W. Fontenot
      Citizens Bancshares, Inc.
      Post Office Box 598
      Ville Platte, Louisiana 70586
      Telephone: (337) 363-5643

        If you would like to request documents, please do so by January 23, 2004 to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you promptly by first-class mail or other similar means.

        You should rely only on the information contained in or incorporated by reference into this proxy statement. We have not authorized anyone to provide you with any information that is different from the information contained in, or incorporated by reference into, this proxy statement. If anyone does give you different or additional information, you should not rely on it.

        This proxy statement is dated January 6, 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to our shareholders will not create any implication to the contrary.

APPENDIX A
AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of the 3rd day of October, 2003, by and between CITIZENS BANCSHARES, INC., a Louisiana corporation, domiciled in Ville Platte, Louisiana ("Company"), and CITIZENS INTERIM COMPANY, a Louisiana corporation, domiciled in Ville Platte, Louisiana ("Interim Company").

RECITALS

        WHEREAS, the Company is a corporation duly organized and existing under the laws of the State of Louisiana, having authorized capital stock consisting of 300,000 shares of common stock, par value $5.00 per share ("Company Stock"), of which 114,855 shares are currently outstanding;

        WHEREAS, the Interim Company is a corporation duly organized and existing under the laws of the State of Louisiana, formed for the sole purpose of facilitating the merger transaction described herein and having authorized capital stock consisting of 100 shares of common stock, par value $1.00 per share ("Interim Company Stock"), of which one share is currently issued and outstanding; and

        WHEREAS, the boards of directors of the Interim Company and the Company deem it advisable and to the benefit of the Interim Company and the Company and their respective shareholders that the Interim Company and the Company participate in a merger ("Merger") in accordance with the provisions of section 111 et seq. of the Louisiana Business Corporation Law ("LBCL"), pursuant to which the Interim Company shall merge with and into the Company and the separate corporate existence of the Interim Company shall cease.

        NOW, THEREFORE, in consideration of the premises and the mutual promises, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER AND RELATED MATTERS

        1.01.    The Merger.

          (a)    Merger of the Interim Company and the Company.    Subject to the terms of this Agreement, at the Effective Time (as such term is defined in Section 0 hereof), the Interim Company shall be merged with and into the Company pursuant to the provisions of section 111 et seq. of the LBCL.

          (b)    Effects of the Merger.    The Merger shall have the effects set forth in section 115 of the LBCL. Following the Merger, the Company shall continue in existence under the same legal name as it existed immediately prior to the Merger, and the separate corporate existence of the Interim Company shall cease. The offices and facilities of the Company immediately prior to the Merger shall be the offices and facilities of the Company following the Merger. At the Effective Time, all rights, title and interests to all assets of every kind and character owned the Interim Company shall be allocated to and vested in the Company without reversion or impairment, without further act or deed and without any transfer or assignment, but subject to any existing liens or encumbrances thereon. At the Effective Time, all liabilities and obligations of the Interim Company shall be allocated to and vested in the Company.

          (c)    Conversion of Company Stock.    At the Effective Time by virtue of this Agreement and without any further action on the part of any holder:

            (1)   Each share of Company Stock owned of record as of the Determination Date (as defined herein) by a Qualified Shareholder (as such term is defined in Section 0 hereof) who is not a Dissenting Shareholder (as such term in defined in Section 0 hereof) shall remain outstanding and continue to represent one share of Company Stock at the Effective Time; and

            (2)   Each share of Company Stock owned of record as of the Determination Date by a shareholder of the Company who is not a Qualified Shareholder and not a Dissenting Shareholder shall be canceled and converted into the right to receive $145.00 in cash payable in the form of a Company check.

          (d)    Conversion of Interim Company Stock.    At the Effective Time by virtue of this Agreement and without any further action on the part of any holder, each share of Interim Company Stock shall be canceled and converted into the right to receive $1 in cash payable in the form of a Company check.

          (e)    Dissenting Shareholders.    Notwithstanding anything in this Agreement to the contrary, a shareholder of the Company ("Shareholder") who complies with the procedural requirements of the LBCL (a "Dissenting Shareholder") shall be entitled to receive the fair cash value of his or her shares if the Merger is effected upon the approval of less than eighty percent (80%) of the Company's total voting power. In the event that a Shareholder fails to perfect, withdraws or otherwise loses such holder's dissenters' rights pursuant to the relevant provisions, the Shareholder shall be entitled only to receive the consideration specified in Section 0 of this Agreement.

          (f)    Articles of Incorporation and Bylaws.    The articles of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be unaffected by the Merger and shall remain in effect thereafter, unless and until amended or repealed as provided by applicable law.

          (g)    Directors and Officers.    The directors and officers of the Company immediately prior to the Merger shall continue as the directors and officers of the Company following the Merger, and each of such persons shall continue to hold office in the articles of incorporation and bylaws of the Company, as in effect at that time, or as otherwise provided by law.

          (h)    Shareholder Approval.    This Agreement shall be submitted to a vote of (i) the shareholders of the Company at a meeting duly called by the board of directors of the Company as soon as is practicable following the execution hereof and (ii) the sole shareholder of the Interim Company. Upon approval by the requisite vote of the Shareholders and the approval of the sole shareholder of the Interim Company, this Agreement shall be made effective in the manner provided in Section 0 hereof.

        1.02.    Qualified Shareholder.    Except as provided below, a Qualified Shareholder is a Holder who holds, as of the Determination Date, at least 60 shares of Company Stock. As used herein, the "Determination Date" shall mean the record date fixed by the Company for the determination of who shall be deemed to be a Holder and of how many shares of Company Stock such Holder holds, which date shall be fourteen calendar days following the date of the proxy statement to be mailed to the shareholders of the Company in connection with the special meeting of the shareholders of the Company to consider and vote upon the Merger Agreement, notice of such meeting to be given in accordance with the LBCL. The President of the Company shall be authorized to modify the Determination Date by subsequent notice given to each person who is a record holder of Company Stock as of the date such subsequent notice is given.

        For purposes of this Agreement, all shares held in street name shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof; provided further that the Company may, in its sole discretion, but it shall have no obligation to, presume that all shares of Company Stock held in street name are held by Holder holding fewer than 60 shares of Company Stock unless the beneficial owner is able to demonstrate to the Company, in its sole determination, that such shares are beneficially held by a Holder holding at least 60 shares of Company Stock.

        For purposes of this Agreement, the term "Holder" shall mean (i) except with respect to shares of Company Stock held in street name, any record holder who would be deemed under Rule 12g5-1 of the

Securities Exchange Act of 1934, as amended, to be a single person for purposes of determining the number of record shareholders of the Company and (ii) any other person or persons who would be deemed to be a "Holder" under clause (i) if the shares of Company Stock held in street name for the benefit of such person were held of record by such person.

        For purposes of this Agreement, the Company may, in its sole discretion, but it shall have no obligation to, (i) presume that any shares of Company Stock held in a discrete account (whether record or beneficial) is held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of another separate discrete account; or (ii) aggregate the shares of Company Stock held (whether of record or beneficially) by any person or persons that the Company determines to constitute a single Holder for purposes of determining the number of shares of Company Stock held by such Holder.

        The Company shall have the sole authority to make all determinations under this Section 0, and those determinations, after consultation with counsel, shall be final and binding.

        1.03.    Exchange Procedures.

          (a)   As soon as practicable after the Effective Time, the Company (acting as exchange agent) or such other exchange agent as may be appointed by the Company shall mail to each holder of record of one or more certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Stock ("Certificate(s)") a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Company and which may contain such other terms as determined by the Company) and instructions for use in effecting the surrender of the Certificates in exchange for the cash consideration set forth in Section 0 hereof or for certificates with the additional legends as provided therefor by the Shareholders' Agreement, as applicable.

          (b)   Upon surrender to the exchange agent of a Certificate for cancellation, together with a properly completed and duly executed letter of transmittal and such other documents as may be required by the letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor the cash consideration set forth in Section 0 hereof or certificates with the additional legends as provided therefor by the Shareholders' Agreement, as applicable.

          (c)   The Company may withhold any amount otherwise due to a Shareholder pursuant to this Agreement or any future distribution with respect to Company Stock held by a Shareholder if such Shareholder fails to follow the exchange procedures set forth in this Agreement. No interest in respect of the cash consideration set forth in Section 0 or any other distribution will be paid or will accrue to holders of Certificates pursuant to the provisions of this Agreement or otherwise.

          (d)   In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in such amount as the Company or the exchange agent, as applicable, may determine is necessary as indemnity against any claim that may be made against it with respect to such certificate, the Company or the exchange agent, as applicable, shall deliver in exchange for such lost, stolen or destroyed certificate the cash consideration set forth in Section 0 hereof or new Company certificates with the additional legends as provided therefor by the Shareholders' Agreement, as applicable.

          (e)   Notwithstanding the foregoing, none of the Company, Interim Company or any exchange agent shall be liable to any former Shareholder or holder of a Certificate for any amount delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar laws.

        1.04.    Effective Time.    The Merger will become effective in the manner set forth in the LBCL ("Effective Time").

        1.05.    Closing.    The closing of the transactions contemplated by this Agreement shall take place at such time and place as the parties may mutually agree.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Interim Company as follows:

        2.01.    Corporate Organization, Authorization, etc.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Louisiana and has full corporate power and authority to conduct its business as it is now being conducted and to own or lease the properties and assets it now owns or holds under lease. The Company has full corporate power and authority to enter into this Agreement and, subject to the requisite approval of its Shareholders, to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by the Company and, subject to such approval, is a valid and binding agreement of the Company in accordance with its terms, subject to laws relating to creditors' rights generally.

        2.02.    Authorized and Outstanding Stock.    The authorized capital stock of the Company consists of 300,000 shares of common stock, par value $5.00 per share. As of the date hereof, 114,855 shares of Company Stock were fully paid and outstanding.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE INTERIM COMPANY

        The Interim Company hereby represents and warrants to the Company that:

        3.01.    Corporate Organization, Authorization, etc.    The Interim Company is a Louisiana corporation and has full corporate power and authority to enter into this Agreement and, subject to the approval of its sole shareholder, to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by the Interim Company and, subject to such approval, is a valid and binding agreement of the Interim Company in accordance with its terms, subject to laws relating to creditors' rights generally.

        3.02.    Authorized and Outstanding Stock.    The authorized capital stock of the Interim Company consists of 100 shares of common stock, par value $1.00 per share. As of the date hereof, one share of Interim Company Stock is fully paid, validly issued and outstanding. There are no unsatisfied preemptive rights in respect of the Interim Company Stock.

ARTICLE IV
OBLIGATIONS PRIOR AND SUBSEQUENT TO EFFECTIVE TIME

        4.01.    Filing Requirements.    The Interim Company and the Company will promptly comply with all filing requirements that federal, state or local law may impose on the Interim Company or the Company with respect to this Agreement and the transactions contemplated hereby.

        4.02.    Shareholder Approval.    Promptly following the execution of this Agreement, the Company and Interim Company shall commence to take such actions as may be necessary to obtain requisite approval of this Agreement by the Shareholders of the Company and the sole shareholder of Interim Company, including, without limitation, the calling of a Shareholders' meeting and the preparation of proxy or similar materials for a meeting of Shareholders to be held as soon as practicable.

        4.03.    Further Assurances.    Each party hereto agrees to execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement. Each party shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

ARTICLE V
CONDITIONS PRECEDENT

        5.01.    Conditions to the Company's Obligations.    The obligations of the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived by the Company:

          (a)    Representations and Warranties.    The representations and warranties of the Interim Company set forth in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement, and (ii) as of the Effective Time, as though made as of each such time, except as otherwise contemplated by this Agreement.

          (b)    Shareholder Approval.    This Agreement and the transactions contemplated hereby shall have been approved by the Shareholders in accordance with applicable law.

          (c)    Performance of Obligations of the Interim Company.    The Interim Company shall have performed all obligations and covenants required to be performed by it under this Agreement prior to the Effective Time.

          (d)    Approvals and Consents.    All approvals of applications to public authorities, federal, state or local, and all approvals of private persons, the granting of which is necessary for the consummation of the Merger, for the prevention of the termination of any material right, privilege, license or agreement of, or any material loss or disadvantage to, or the withholding of which might have a material adverse effect on, the business, results of operations, prospects or financial condition of the Interim Company upon the consummation of the Merger, shall have been obtained.

        5.02.    Conditions to the Interim Company's Obligations.    The obligations of the Interim Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived by the Interim Company:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement, and (ii) as of the Effective Time, as though made as of each such time, except as otherwise contemplated by this Agreement.

          (b)    Shareholder Approval.    This Agreement and the transactions contemplated hereby shall have been approved by the sole shareholder of the Interim Company in accordance with applicable law.

          (c)    Performance of Obligations of the Company.    The Company shall have performed all obligations and covenants required to be performed by it under this Agreement prior to the Effective Time.

          (d)    Approvals and Consents.    All approvals of applications to public authorities, federal, state or local, and all approvals of private persons, the granting of which is necessary for the consummation of the Merger, for the prevention of the termination of any material right, privilege, license or agreement of, or any material loss or disadvantage to, or the withholding of which might have a material adverse effect on, the business, results of operations, prospects or financial condition of the Company upon the consummation of the Merger, shall have been obtained, and all statutory waiting periods with respect thereto shall have expired.

ARTICLE VI
TERMINATION AND ABANDONMENT

        6.01.    Right of Termination.    Anything herein to the contrary notwithstanding, prior to the Effective Time, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time by the mutual consent in writing of the boards of directors of the Company and the Interim Company, whether before or after action thereon by the Shareholders.

        6.02.    Effect of Termination.    If this Agreement is terminated pursuant to this 0, the same shall be of no further force or effect and there shall be no liability by reason of this Agreement or the termination thereof on the part of the Interim Company, the Company or any of the directors, officers, employees, or agents, or Shareholders of any of them, except as to any liability for breach of any duty, representation, warranty or obligation under this Agreement arising prior to the date of termination.

ARTICLE VII
MISCELLANEOUS PROVISIONS

        7.01.    Amendment and Modification.    To the fullest extent provided by applicable law, this Agreement may be amended, modified and supplemented by written agreement duly authorized by the boards of directors of the Interim Company and the Company at any time prior to the Effective Time; provided that Shareholder approval shall be required for any modification or amendment that alters or changes the amount or kind of consideration to be received in exchange for or on conversion of all or part of the shares of Company Stock.

        7.02.    Waiver of Compliance.    Any failure of the Interim Company or the Company to comply with any obligation, covenant, agreement or condition herein may be expressly waived (to the extent permitted under applicable law) in writing by the President of the Interim Company or the Company, as the case may be; provided, however, such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        7.03.    Notices.    All notices or communications required or permitted to be made hereunder shall be in writing, duly signed by the party giving such notice or communication and shall be by hand, by a nationally recognized overnight courier service, by registered or certified mail, postage prepaid, or by facsimile transmission, receipt confirmed, as follows (or at such other address for a party as shall be specified by like notice):

          (a)   if given to the Interim Company, at the Interim Company's mailing address set forth below:

      Citizens Interim Company
      841 West Main Street
      P. O. Box 598
      Ville Platte, LA 70586
      Attn: President
      Telecopy Number: (337) 363-5643

          (b)   if given to the Company, at the Company's mailing address set forth below:

      Citizens Bancshares, Inc.
      841 West Main Street
      P. O. Box 598
      Ville Platte, LA 70586
      Attn: President
      Telecopy Number: (337) 363-5643

          (c)   if given to a Shareholder of the Interim Company or the Company, at the address set forth on the books and records of the Interim Company or the Company, respectively.

        Where this Agreement provides for notice in any manner, such notice may be waived in writing by the person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by holders shall be filed with the secretary of the Interim Company or the Company, as applicable, but such notice shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

        All notices or communications shall be deemed delivered upon actual receipt thereof by the appropriate person if delivered by hand, upon the date of the receipt confirming the delivery if transmitted by facsimile, upon the next business day following deposit with a nationally recognized overnight courier service, or upon the third succeeding business day following deposit in the United States mail.

        7.04.    Severability.    If any provision of this Agreement, or the application thereof, shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The parties further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the invalid, illegal or unenforceable provision. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

        7.05.    Attorneys' Fees.    If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or as a result of any other dispute, in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

        7.06.    Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the respective parties hereto without the prior written consent of the other parties. No such assignment shall relieve the Interim Company or the Company of its obligations hereunder.

        7.07.    GOVERNING LAW.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. IN THE EVENT OF A DISPUTE INVOLVING THIS AGREEMENT, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE IN ANY COURT OF COMPETENT JURISDICTION IN EVANGELINE PARISH, LOUISIANA.

        7.08.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

        7.09.    Headings.    The headings of the sections of this Agreement are inserted for convenience of reference only and shall not affect the construction of this Agreement or any provision thereof.

        7.10.    Entire Agreement.    This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered all as of the day and year first above written.

CITIZENS BANCSHARES, INC., a Louisiana corporation
By:	/s/ CARL W. FONTENOT Carl W. Fontenot, President
CITIZENS INTERIM COMPANY, a Louisiana corporation
By:	/s/ CARL W. FONTENOT Carl W. Fontenot, President

APPENDIX B
DISSENTERS' RIGHTS PROVISIONS

La. Rev. Stat. §12:131. Rights of a shareholder dissenting from certain corporate actions

        A.    Except as provided in Subsection B of this Section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty per cent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(G), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

        B.    The right to dissent provided by this Section shall not exist in the case of:

          (1)   A sale pursuant to an order of a court having jurisdiction in the premises.

          (2)   A sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

          (3)   Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, or were designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, unless the articles of the corporation issuing such stock provide otherwise or, except in the case of shareholders of a corporation surviving the merger or consolidation in which each share of such corporation outstanding immediately prior to the effective date of the merger or consolidation is an identical outstanding or treasury share of such corporation after the effective date of the merger or consolidation, the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

        C.(1) (a) Except as provided in Paragraph (4) of this Subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records.

            (b)   An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

          (2)   Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this Section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock.

          (3)   Unless the objection, demand, and acknowledgment are made and delivered by the shareholder within the period limited in Paragraphs (1) and (2), he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken.

          (4)   In the case of a merger pursuant to R.S. 12:112(G), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation's reply may be sent, deposit the certificates representing his shares in escrow as provided in Paragraph (2), and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as prescribed in Paragraph (2).

        D.    If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

        E.    In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

        F.     When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

        G.    If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

        H.    Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

Acts 1968, No. 105,§ 1. Amended by Acts 1970, No. 50,§ 12, emerg. eff. June 18, 1970, at 5:05 P.M; Acts 1975, No. 433,§1; Acts 1993, No. 983,§ 1, eff. June 25, 1993; Acts 1997, No. 914,§ 1.

APPENDIX C
FAIRNESS OPINION OF NATIONAL CAPITAL, L.L.C.

[NATIONAL CAPITAL, LLC LETTERHEAD]

September 26, 2003

Board of Directors
Citizens Bancshares, Inc.
841 West Main Street
Ville Platte, Louisiana 70586

Gentlemen:

National Capital, L.L.C. ("National Capital") has been engaged to render an opinion as to the fairness, from a financial point of view, to the shareholders of Citizens Bancshares, Inc. (the "Company") of the cash consideration to be paid under the terms of the Agreement and Plan of Merger by and between the Company and Citizens Interim Company (the "Merger Agreement").

Under the terms of the Merger Agreement, (i) each shareholder of the Company who is not a "Qualified Shareholder" (as defined in the Merger Agreement) will receive $145.00 in cash for each share of Company stock owned as of the Determination Date (as defined in the Merger Agreement), and (ii) each shareholder of the Company who is a "Qualified Shareholder" as defined in the Merger Agreement will continue to own the same number of shares of Company stock and will receive no cash payment for his shares.

In preparing this fairness opinion, we have, among other things,

1.
reviewed the terms of the Merger Agreement, as provided to National Capital by the Company;

2.
reviewed financial statements of the Company and/or Citizens Bank (the "Bank") for the ten years ended December 31, 2002 and for the six months ended June 30, 2003, as provided to us by the Company or as otherwise publicly available from government agencies or market sources;

3.
reviewed the Bank's business plan and certain financial analyses and forecasts prepared by the management of the Bank;

4.
conducted discussions with members of senior management and representatives of the Bank concerning the business plan and projected financial condition of the Bank; and

5.
reviewed other financial studies and analyses, conducted such other investigations and took into account other matters that National Capital deemed necessary, including National Capital's assessment of general economic, market and financial conditions as well as our experience in other transactions and knowledge of the community banking industry.

In preparing our opinion, we assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of the Company or the Bank or been furnished with such evaluation or appraisal. We have also assumed that there has been no material change in the assets, financial condition, results of operations or business prospects of the Company since the date of the last financial statements made available to us.

Our opinion is necessarily based upon market, economic and other conditions as in effect on, and on the information made available to us as of, the date hereof. For the purpose of rendering this opinion, we have assumed that the merger will be consummated substantially in accordance with the terms set forth in the Merger Agreement.

We have been retained by the board of directors of the Company to act as an independent financial advisor to the Company in connection with the merger and will receive a fee from the Company for our services, no portion of which is contingent upon the consummation of the merger or the analysis, opinions or conclusions expressed in this letter.

Our opinion does not address the merits of the underlying decision by the Company to engage in the merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the proposed merger or any other matter related thereto.

We have not considered, nor are we expressing any opinion herein with respect to, the prices at which shares of Company stock will trade at any time prior or subsequent to the completion of the merger.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the cash consideration to be paid to shareholders of the Company who are not "Qualified Shareholders" as defined in the Merger Agreement is fair, from a financial point of view, to the shareholders of the Company, including those shareholders who are not directors or executive officers of the Company, those shareholders who would receive cash for their shares and those shareholders who would remain shareholders following the merger.

This opinion is available for disclosure to the shareholders of the Company. Accordingly, we hereby consent to the inclusion of this opinion and the reference to our firm in the proxy statement provided to the shareholders of the Company.

Sincerely,

National Capital, L.L.C.

By:	/s/ T. JEFFERSON FAIR T. Jefferson Fair Principal

APPENDIX D
NATIONAL CAPITAL COMPARABLE TRANSACTIONS

Comparable Transaction Report
Seller Assets $120-200MM
Announced 7/1/02 to 8/23/03

Buyer Name	Buyer City	Buyer State	Target Name	Target City	Target State	Announce Date	Deal Value ($ MM)	Price to Equity(x)	Price to Tang Equity(x)	Price to LTM Net Income(x)	Price to Total Assets(%)
America Bancshares Inc.	Newport	MN	Sun Country Bank	Victorville	CA	04/30/2003	27.0	180.23	182.90	14.92	16.64
Bank of Granite Corporation	Granite Falls	NC	First Commerce Corporation	Charlotte	NC	12/18/2002	20.8	175.69	175.69	22.31	11.60
Boston Private Financial Holdings, Inc.	Boston	MA	First State Bancorp	Granada Hills	CA	07/10/2003	26.6	231.98	252.08	15.03	15.81
Citizens First Bancorp, Inc.	Port Huron	MI	Metro Bancorp, Inc.	Farmington Hills	MI	05/22/2003	30.0	181.40	181.40	20.15	20.43
Colonial BancGroup, Inc.	Montgomery	AL	Sarasota Bancorporation, Inc.	Sarasota	FL	06/26/2003	40.6	332.30	333.75	21.60	24.67
Dickinson Financial Corporation II	Kansas City	MO	Founders Bancshares, Incorporated	Chesterfield	MO	03/28/2003	26.0	298.95	298.95	28.63	21.22
First Community Bancorp	Rancho Santa Fe	CA	Verdugo Banking Company	Glendale	CA	04/17/2003	34.9	242.84	242.84	22.26	20.79
First Community Bancshares, Inc.	Bluefield	VA	CommonWealth Bank	Richmond	VA	01/27/2003	24.8	274.28	274.28	28.24	19.08
First Indiana Corporation	Indianapolis	IN	MetroBanCorp	Indianapolis	IN	09/04/2002	39.2	228.49	228.49	24.29	22.56
First South Bancorp, Inc.	Lexington	TN	Murfreesboro Bancorp, Inc.	Murfreesboro	TN	12/11/2002	25.6	197.84	197.84	42.90	17.12
GB&T Bancshares, Inc.	Gainesville	GA	Baldwin Bancshares, Inc.	Milledgeville	GA	04/28/2003	25.9	226.74	226.74	17.83	19.77
Greene County Bancshares, Inc.	Greeneville	TN	Independent Bankshares Corporation	Gallatin	TN	06/18/2003	29.7	197.18	197.18	25.82	17.64
Inwood Bancshares, Inc.	Dallas	TX	WB&T Bancshares, Inc.	Duncanville	TX	04/11/2003	38.0	237.13	237.56	18.33	24.63
Lakeland Bancorp Inc.	Oak Ridge	NJ	CSB Financial Corp.	Teaneck	NJ	03/31/2003	34.0	293.94	293.94	31.25	27.82
Liberty Bancshares, Inc.	Arnolds Park	IA	Hancock County Bank & Trust	Garner	IA	09/30/2002	17.2	137.47	142.11	14.39	12.82
Merchants and Manufacturers Bancorp	Brookfield	WI	Reedsburg Bancorporation, Inc.	Reedsburg	WI	04/24/2003	36.0	230.49	230.49	17.91	26.37
Peoples Bancorp Inc.	Marietta	OH	Kentucky Bancshares Inc.	Russell	KY	12/02/2002	30.5	180.43	180.43	25.23	24.02
Prosperity Bancshares, Inc.	Houston	TX	Southwest Bank Holding Company	Dallas	TX	07/15/2002	21.0	151.38	152.54	16.27	16.53
South Shore Savings Bank	Weymouth	MA	Horizon Bank & Trust Company	Braintree	MA	07/21/2003	19.6	152.83	152.83	20.94	15.41
TriCo Bancshares	Chico	CA	North State National Bank	Chico	CA	10/07/2002	31.8	230.86	230.86	15.58	22.05
United Community Banks Inc.	Blairsville	GA	First Central Bancshares, Incorporated	Lenoir City	TN	01/08/2003	29.4	239.08	239.08	22.70	19.61
Webster Financial Corporation	Waterbury	CT	North American Bank & Trust Company	Waterbury	CT	06/05/2003	29.9	195.97	195.97	25.26	15.57
Western Sierra Bancorp	Cameron Park	CA	Central Sierra Bank	San Andreas	CA	03/13/2003	21.3	202.65	202.65	23.04	15.72
Yadkin Valley Bank and Trust Co.	Elkin	NC	High Country Financial Corporation	Boone	NC	05/28/2003	37.2	209.93	209.93	39.39	21.43
Count							24	24	24	24	24
Average							29.04	217.92	219.19	23.09	19.55
Median							29.55	218.34	218.34	22.29	19.69
Trim Mean (80%)							29.02	215.50	216.66	22.13	19.54
Minimum							17.20	137.47	142.11	14.39	11.60
Maximum							40.60	332.30	333.75	42.90	27.82
Standard Deviation							6.54	48.21	48.30	7.24	4.21
Data from SNL Financial, L.C.	National Capital, L.L.C.	Page 1 of 2.

Comparable Transaction Report
Seller Assets $120-200MM
Announced 7/1/02 to 8/23/03

Buyer Name	Price to Total Dep(%)	Premium to Core Dep(%)	Seller Equity	Seller Tang Equity	Seller LTM Net Income	Seller Tot Assets	Seller ROAA	Seller ROAE	Seller Tang Eq/ Assets	Seller Total Deposits	Seller Core Dep
America Bancshares Inc.	18.44	9.24	15,000	14,781	1,812	162,491	1.13	13.36	9.11	146,613	132,622
Bank of Granite Corporation	14.84	11.61	10,762	10,762	863	179,550	0.56	8.42	5.99	140,393	86,761
Boston Private Financial Holdings, Inc.	17.88	18.52	17,242	16,326	1,780	168,519	1.31	14.38	9.74	149,061	86,780
Citizens First Bancorp, Inc.	23.09	11.40	16,007	16,007	1,464	146,842	1.04	9.59	10.90	129,951	118,094
Colonial BancGroup, Inc.	30.71	30.32	12,209	12,156	1,878	164,485	1.20	15.85	7.39	132,120	93,716
Dickinson Financial Corporation II	24.42	19.63	8,869	8,869	954	122,504	0.85	11.71	7.24	106,487	88,150
First Community Bancorp	22.89	17.25	14,366	14,366	1,567	167,827	0.97	11.88	8.56	152,393	118,932
First Community Bancshares, Inc.	22.78	16.60	8,006	8,006	857	129,802	0.79	11.39	6.17	108,746	100,957
First Indiana Corporation	28.91	19.57	15,342	15,342	1,521	173,753	0.83	9.83	8.83	135,576	121,907
First South Bancorp., Inc.	20.30	13.17	12,991	12,991	909	149,602	0.74	8.59	8.68	126,201	96,191
GB&T Bancshares, Inc.	23.41	15.99	11,341	11,341	1,427	131,021	1.16	13.44	8.66	110,645	90,545
Greene County Bancshares, Inc.	19.74	12.51	15,084	15,084	1,152	168,596	0.72	10.61	8.95	150,656	117,213
Inwood Bancshares, Inc.	27.59	17.70	16,025	15,996	2,073	154,271	1.35	14.00	10.37	137,752	124,329
Lakeland Bancorp Inc.	32.20	23.82	11,567	11,567	1,088	122,229	0.95	9.97	9.46	105,594	94,175
Liberty Bancshares, Inc.	19.24	6.29	12,512	12,103	1,195	134,188	1.08	11.40	9.05	89,401	81,055
Merchants and Manufacturers Bancorp	30.47	18.83	16,378	16,378	2,010	136,531	1.51	12.92	12.00	118,158	108,213
Peoples Bancorp Inc.	30.91	16.77	16,880	16,880	1,559	127,002	1.49	11.24	13.29	98,686	81,074
Prosperity Bancshares, Inc.	18.67	7.98	14,084	13,979	1,154	127,055	0.68	6.10	11.01	112,479	90,666
South Shore Savings Bank	19.52	9.08	12,044	12,044	916	126,898	0.84	8.44	9.49	100,206	82,818
TriCo Bancshares	24.38	17.22	13,053	13,053	2,013	144,195	1.48	15.94	9.05	130,420	108,884
United Community Banks Inc.	21.66	14.51	12,759	12,759	1,088	149,926	0.74	8.87	8.51	135,704	117,906
Webster Financial Corporation	20.22	10.88	14,934	14,934	1,159	192,017	0.81	10.48	7.78	147,852	137,576
Western Sierra Bancorp	18.18	10.15	10,505	10,505	924	135,393	0.67	8.82	7.76	117,079	106,212
Yadkin Valley Bank and Trust Co.	24.24	17.47	15,710	15,710	879	173,452	0.59	6.39	9.06	153,308	122,840
Count	24	24	24	24	24	24	24	24	24	24	24
Average	23.11	15.27	13,486	13,414	1,343	149,506	0.98	10.98	9.04	126,478	104,484
Median	22.84	16.30	13,569	13,516	1,177	148,222	0.90	10.93	9.00	130,186	103,585
Trim Mean (80%)	22.94	14.91	13,634	13,590	1,322	148,592	0.97	10.97	8.98	127,085	103,764
Minimum	14.84	6.29	8,006	8,006	857	122,229	0.56	6.10	5.99	89,401	81,055
Maximum	32.20	30.32	17,242	16,880	2,073	192,017	1.51	15.94	13.29	153,308	137,576
Standard Deviation	4.81	5.43	2,509	2,457	412	20,548	0.29	2.67	1.67	19,211	17,249
Data from SNL Financial, L.C.	National Capital, L.L.C.	Page 2 of 2.

CITIZENS BANCSHARES, INC.
841 West Main Street
P.O. Box 598
Ville Platte, Louisiana 70586
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF CITIZENS BANCSHARES, INC.

        The undersigned hereby appoints Carl W. Fontenot and Eugene Fontenot, and either of them, with full power to act alone and with full power of substitution and revocation, to be the attorneys and proxies of the undersigned at the special meeting of shareholders of Citizens Bancshares, Inc. ("Company") to be held at the main office of the Company, located at 841 West Main Street, Ville Platte, Louisiana, on February 11, 2004 at 3:00 p.m., and to represent and vote all of the shares of common stock of the Company that the undersigned would be entitled to vote if personally present upon the following item and to vote according to their discretion on any other matter, other than a vote to adjourn or postpone the special meeting, unknown to the Company within a reasonable time before the solicitation that may properly be presented for action at said meeting:

1.
To approve and adopt the Agreement and Plan of Merger, dated as of October 3, 2003, by and between Citizens Bancshares, Inc. and Citizens Interim Company, and the transactions contemplated by the agreement.

                                / /    FOR                         / /    AGAINST                         / /    ABSTAIN

        IF PROPERLY EXECUTED AND RETURNED TO THE COMPANY, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE AGREEMENT AND PLAN OF MERGER. THIS PROXY DOES NOT CONFER AUTHORITY TO THE PERSONS NAMED IN THIS PROXY TO VOTE TO POSTPONE OR ADJOURN THE SPECIAL MEETING.

        The undersigned hereby revokes any and all proxies with respect to such shares heretofore given by the undersigned. The undersigned also acknowledges receipt of the Notice of Special Meeting of Shareholders and the proxy statement of the board of directors relating to the meeting.

        Please sign your name exactly as it appears on your stock certificate. When shares are held by two or more persons as co-owners, both or all should sign. When signing as attorney, executor, administrator, trustee or guardian or in another fiduciary capacity or representative capacity, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in partnership or company name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY.	Signature
DATE: , 2004	Signature if held jointly
Print Name(s)

QuickLinks

TABLE OF CONTENTS
SUMMARY INFORMATION
QUESTIONS AND ANSWERS ABOUT THE MERGER
QUESTIONS AND ANSWERS ABOUT THE SHAREHOLDERS' MEETING
SELECTED FINANCIAL INFORMATION
FORWARD-LOOKING STATEMENTS
SPECIAL FACTORS
PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
UNAUDITED PRO FORMA BALANCE SHEET
UNAUDITED PRO FORMA STATEMENT OF INCOME
MARKET FOR SECURITIES AND DIVIDEND INFORMATION
THE SPECIAL MEETING
THE PROPOSED MERGER
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS
MANAGEMENT
OTHER BUSINESS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
APPENDIX A AGREEMENT AND PLAN OF MERGER
APPENDIX B DISSENTERS' RIGHTS PROVISIONS
APPENDIX C FAIRNESS OPINION OF NATIONAL CAPITAL, L.L.C.
APPENDIX D NATIONAL CAPITAL COMPARABLE TRANSACTIONS
PROXY SHEET